EXHIBIT 99.5

ITEM 8:    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF MANAGEMENT
To the Board of Directors and Shareholders of Itron, Inc.
Management is responsible for the preparation of our consolidated financial statements and related information appearing in this report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions and that the financial statements reasonably present our results of operations, financial position, and cash flows in conformity with U.S. generally accepted accounting principles. Management has included in our financial statements amounts based on estimates and judgments that it believes are reasonable under the circumstances.
Management’s explanation and interpretation of our overall operating results and financial position, with the basic financial statements presented, should be read in conjunction with the entire report. The notes to the consolidated financial statements, an integral part of the basic financial statements, provide additional detailed financial information. Our Board of Directors has an Audit/Finance Committee composed of independent directors. The Committee meets regularly with financial management and Ernst & Young LLP to review internal control, auditing, and financial reporting matters.

LeRoy D. Nosbaum	Steven M. Helmbrecht
President and Chief Executive Officer	Sr. Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Itron, Inc.
We have audited the accompanying consolidated balance sheets of Itron, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule, which is included in Itron, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Itron, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Itron, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2012 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Seattle, Washington
February 16, 2012, except for Notes 1, 5, 13, and 16, as to which the date is May 24, 2012

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share data)
Revenues	$2,434,124	$2,259,271	$1,687,447
Cost of revenues	1,687,666	1,558,596	1,147,484
Gross profit	746,458	700,675	539,963

Operating expenses
Sales and marketing	185,105	171,035	151,783
Product development	161,305	139,166	121,032
General and administrative	142,908	137,226	123,548
Amortization of intangible assets	63,394	69,051	98,573
Restructuring expense	68,082	—	—
Goodwill impairment	584,847	—	—
Total operating expenses	1,205,641	516,478	494,936

Operating income (loss)	(459,183)	184,197	45,027
Other income (expense)
Interest income	862	592	1,186
Interest expense	(36,794)	(54,904)	(70,311)
Loss on extinguishment of debt, net	—	—	(12,800)
Other income (expense), net	(6,651)	(5,440)	(10,377)
Total other income (expense)	(42,583)	(59,752)	(92,302)

Income (loss) before income taxes	(501,766)	124,445	(47,275)
Income tax (provision) benefit	(4,430)	(15,974)	43,825
Net income (loss)	(506,196)	108,471	(3,450)
Net income (loss) attributable to noncontrolling interests	$3,961	$3,701	$(1,201)
Net income (loss) attributable to Itron, Inc.	$(510,157)	$104,770	$(2,249)

Earnings (loss) per common share - Basic	$(12.56)	$2.60	$(0.06)
Earnings (loss) per common share - Diluted	$(12.56)	$2.56	$(0.06)

Weighted average common shares outstanding - Basic	40,612	40,337	38,539
Weighted average common shares outstanding - Diluted	40,612	40,947	38,539
The accompanying notes are an integral part of these consolidated financial statements.

ITRON, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Net income (loss)	$(506,196)	$108,471	$(3,450)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	1,054	(124,304)	40,267
Unrealized gains (losses) on hedging instruments:
Net unrealized gain (loss) on derivative instruments, designated as cash flow hedges	1,909	(2,930)	(6,776)
Net unrealized gain (loss) on nonderivative hedging instruments	(8,866)	15,825	(2,364)
Net hedging loss (gain) reclassified into net income (loss)	2,611	7,371	8,612
Pension plan benefit liability adjustment	852	(2,179)	(3,427)
Total other comprehensive income (loss), net of tax	(2,440)	(106,217)	36,312
Total comprehensive income (loss), net of tax	(508,636)	2,254	32,862
Comprehensive income (loss) attributable to noncontrolling interest, net of tax:
Net income (loss) attributable to noncontrolling interest	3,961	3,701	(1,201)
Foreign currency translation adjustments	(254)	(113)	(725)
Amounts attributable to noncontrolling interest	3,707	3,588	(1,926)
Comprehensive income (loss) attributable to Itron, Inc.	$(512,343)	$(1,334)	$34,788
The accompanying notes are an integral part of these consolidated financial statements.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$133,086	$169,477
Accounts receivable, net	371,641	371,662
Inventories	195,837	208,157
Deferred tax assets current, net	58,172	55,351
Other current assets	81,618	77,570
Total current assets	840,354	882,217

Property, plant, and equipment, net	262,670	299,242
Deferred tax assets noncurrent, net	22,144	35,050
Other long-term assets	62,704	28,242
Intangible assets, net	239,500	291,670
Goodwill	636,910	1,209,376
Total assets	$2,064,282	$2,745,797

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$246,775	$241,949
Other current liabilities	53,734	49,690
Wages and benefits payable	93,730	110,479
Taxes payable	11,526	19,725
Current portion of debt	15,000	228,721
Current portion of warranty	52,588	24,912
Unearned revenue	37,369	28,258
Total current liabilities	510,722	703,734

Long-term debt	437,502	382,220
Long-term warranty	26,948	26,371
Pension plan benefit liability	62,449	61,450
Deferred tax liabilities noncurrent, net	31,699	54,412
Other long-term obligations	73,417	78,402
Total liabilities	1,142,737	1,306,589

Commitments and contingencies

Equity
Preferred stock, no par value, 10 million shares authorized, no shares issued or outstanding	—	—
Common stock, no par value, 75 million shares authorized, 40,032 and 40,431 shares issued and outstanding	1,319,222	1,328,249
Accumulated other comprehensive loss, net	(37,160)	(34,974)
(Accumulated deficit) retained earnings	(375,137)	135,020
Total Itron, Inc. shareholders' equity	906,925	1,428,295
Noncontrolling interests	14,620	10,913
Total equity	921,545	1,439,208
Total liabilities and equity	$2,064,282	$2,745,797
The accompanying notes are an integral part of these consolidated financial statements.

ITRON, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	Shares	Amount	Accumulated Other Comprehensive Income (Loss)	(Accumulated Deficit) Retained Earnings	Total Itron, Inc. shareholders' equity	Noncontrolling interests	Total equity
Balances at December 31, 2008	34,486	$992,184	$34,093	$32,499	$1,058,776	$931	$1,059,707
Net loss				(2,249)	(2,249)	(1,201)	(3,450)
Other comprehensive income, net of tax			37,037		37,037	(725)	36,312
Transfer of shares to noncontrolling interest						8,320	8,320
Stock issues:
Options exercised	146	3,168			3,168		3,168
Restricted stock awards released	30	—			—		—
Issuance of stock-based compensation awards	4	254			254		254
Employee stock purchase plan	62	2,934			2,934		2,934
Stock-based compensation expense		16,728			16,728		16,728
Exchange of debt for common stock	2,252	123,442			123,442		123,442
Issuance of common stock	3,163	160,424			160,424		160,424
Balances at December 31, 2009	40,143	$1,299,134	$71,130	$30,250	$1,400,514	$7,325	$1,407,839

Net income				104,770	104,770	3,701	108,471
Other comprehensive loss, net of tax			(106,104)		(106,104)	(113)	(106,217)
Stock issues:
Options exercised	148	5,933			5,933		5,933
Restricted stock awards released	84	—			—		—
Issuance of stock-based compensation awards	5	364			364		364
Employee stock purchase plan	51	2,843			2,843		2,843
Stock-based compensation expense		18,743			18,743		18,743
Employee stock plans income tax benefits		1,232			1,232		1,232
Balances at December 31, 2010	40,431	$1,328,249	$(34,974)	$135,020	$1,428,295	10,913	$1,439,208

Net loss				(510,157)	(510,157)	3,961	(506,196)
Other comprehensive loss, net of tax			(2,186)		(2,186)	(254)	(2,440)
Stock issues and repurchases:
Options exercised	42	832			832		832
Restricted stock awards released	271	—			—		—
Issuance of stock-based compensation awards	12	469			469		469
Employee stock purchase plan	99	3,793			3,793		3,793
Stock-based compensation expense		15,942			15,942		15,942
Employee stock plans income tax benefits		(635)			(635)		(635)
Repurchase of common stock	(823)	(29,428)			(29,428)		(29,428)
Balances at December 31, 2011	40,032	$1,319,222	$(37,160)	$(375,137)	$906,925	$14,620	$921,545
The accompanying notes are an integral part of these consolidated financial statements.

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010		2009
	(in thousands)
Operating activities
Net income (loss)	$(506,196)	$108,471		$(3,450)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	129,466	131,205		155,737
Stock-based compensation	16,411	19,107		16,982
Amortization of prepaid debt fees	5,715	5,492		8,258
Amortization of convertible debt discount	5,336	10,099		9,673
Loss on extinguishment of debt	—	—		9,960
Deferred taxes, net	(12,985)	(17,992)		(64,216)
Goodwill impairment	584,847	—		—
Restructuring expense, non-cash (see Note 13)	25,144	—		—
Other adjustments, net	(44)	1,864		4,303
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(22,770)	(45,612)		(2,962)
Inventories	6,389	(41,417)		3,535
Other current assets	(3,859)	(7,655)		(14,244)
Other long-term assets	(17,401)	(8,436)		(4,665)
Accounts payables, other current liabilities, and taxes payable	22,715	40,884		9,873
Wages and benefits payable	(19,813)	42,245		(8,261)
Unearned revenue	19,070	(2,356)		14,836
Warranty	29,616	14,656		(5,273)
Other operating, net	(9,283)	4,036		10,701
Net cash provided by operating activities	252,358	254,591		140,787

Investing activities
Acquisitions of property, plant, and equipment	(60,076)	(62,822)		(52,906)
Business acquisitions, net of cash equivalents acquired	(20,092)	—		(4,317)
Other investing, net	1,427	6,548		3,229
Net cash used in investing activities	(78,741)	(56,274)		(53,994)

Financing activities
Proceeds from borrowings	670,000	—	—	—
Payments on debt	(848,054)	(155,163)		(275,796)
Issuance of common stock	4,625	8,776		166,372
Repurchase of common stock	(29,428)	—		—
Other financing, net	(6,596)	(2,250)		(4,697)
Net cash used in financing activities	(209,453)	(148,637)		(114,121)

Effect of foreign exchange rate changes on cash and cash equivalents	(555)	(2,096)		4,831
Increase (decrease) in cash and cash equivalents	(36,391)	47,584		(22,497)
Cash and cash equivalents at beginning of period	169,477	121,893		144,390
Cash and cash equivalents at end of period	$133,086	$169,477		$121,893

Non-cash transactions:
Property, plant, and equipment purchased but not yet paid, net	$744	$(5,921)		$3,719
Exchange of debt (face value) for common stock (see Note 6)	—	—		120,984

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net	$28,128	$30,142		$31,720
Interest, net of amounts capitalized	28,047	39,315		54,503
The accompanying notes are an integral part of these consolidated financial statements.

ITRON, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

In this Annual Report, the terms “we,” “us,” “our,” “Itron,” and the “Company” refer to Itron, Inc.
Note 1:    Summary of Significant Accounting Policies

We were incorporated in the state of Washington in 1977. We provide a portfolio of products and services to utilities for the energy and water markets throughout the world.

Financial Statement Preparation
The consolidated financial statements presented in this Annual Report include the Consolidated Statements of Operations, Comprehensive Income (Loss), Equity, and Cash Flows for the years ended December 31, 2011, 2010, and 2009 and the Consolidated Balance Sheets as of December 31, 2011 and 2010 of Itron, Inc. and its subsidiaries.

Basis of Consolidation
We consolidate all entities in which we have a greater than 50% ownership interest or in which we exercise control over the operations. We use the equity method of accounting for entities in which we have a 50% or less investment and exercise significant influence. Entities in which we have less than a 20% investment and where we do not exercise significant influence are accounted for under the cost method. Intercompany transactions and balances have been eliminated upon consolidation.

Noncontrolling Interests
In several of our consolidated international subsidiaries, we have joint venture partners, who are minority shareholders. Although these entities are not wholly-owned by Itron, we consolidate them because we have a greater than 50% ownership interest or because we exercise control over the operations. The noncontrolling interest balance is adjusted each period to reflect the allocation of net income (loss) and other comprehensive income (loss) attributable to the noncontrolling interests, as shown in our Consolidated Statements of Operations and our Consolidated Statements of Comprehensive Income (Loss). The noncontrolling interest balance in our Consolidated Balance Sheets represents the proportional share of the equity of the joint venture entities, which is attributable to the minority shareholders.

Reclassification
Certain prior period amounts have been reclassified to conform to the  classifications in the Consolidated Statements of Operations, which became effective on January 1, 2012. These reclassifications relate to certain administrative expenses in North America that were previously allocated to cost of revenues and sales and marketing and product development operating expenses for the years ended December 31, 2011, 2010, and 2009 but have been reclassified to general and administrative operating expenses to conform to our worldwide presentation.  These reclassifications did not have a material impact on gross profit and had no impact on income (loss) before income taxes, net income (loss) attributable to Itron, Inc., earnings (loss) per share, or total equity.

Business Acquisition
In January 2011, we completed the acquisition of Asais S.A.S. and Asais Conseil S.A.S. (collectively Asais), an energy information management software and consulting services provider, located in France. The acquisition consisted of cash and contingent consideration. Additional acquisitions were completed in 2011. These 2011 acquisitions were immaterial to our financial position, results of operations, and cash flows. (See Business Combinations policy below.)

Cash and Cash Equivalents
We consider all highly liquid instruments with remaining maturities of three months or less at the date of acquisition to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded for invoices issued to customers in accordance with our contractual arrangements. Interest and late payment fees are minimal. Unbilled receivables are recorded when revenues are recognized upon product shipment or service delivery and invoicing occurs at a later date. We record an allowance for doubtful accounts representing our estimate of the probable losses in accounts receivable at the date of the balance sheet based on our historical experience of bad debts and our specific review of outstanding receivables. Accounts receivable are written-off against the allowance when we believe an account, or a portion thereof, is no longer collectible.

Inventories
Inventories are stated at the lower of cost or market using the first-in, first-out method. Cost includes raw materials and labor, plus applied direct and indirect costs.

Derivative Instruments
All derivative instruments, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value as either assets or liabilities. The components and fair values of our derivative instruments are determined using the fair value measurements of significant other observable inputs (Level 2), as defined by GAAP. The net fair value of our derivative instruments may switch between a net asset and a net liability depending on market circumstances at the end of the period. We include the effect of our counterparty credit risk based on current published credit default swap rates when the net fair value of our derivative instruments are in a net asset position and the effect of our own nonperformance risk when the net fair value of our derivative instruments are in a net liability position.

For any derivative designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. For any derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded as a component of other comprehensive income (loss) (OCI) and are recognized in earnings when the hedged item affects earnings. For a hedge of a net investment, the effective portion of any unrealized gain or loss from the foreign currency revaluation of the hedging instrument is reported in OCI as a net unrealized gain or loss on derivative instruments. Upon termination of a net investment hedge, the net derivative gain/loss will remain in accumulated OCI until such time when earnings are impacted by a sale or liquidation of the associated operations. Ineffective portions of fair value changes or the changes in fair value of derivative instruments that do not qualify for hedging activities are recognized in other income (expense) in the Consolidated Statements of Operations. We classify cash flows from our derivative programs as cash flows from operating activities in the Consolidated Statements of Cash Flows.

Derivatives are not used for trading or speculative purposes. Our derivatives are with credit worthy multinational commercial banks, with whom we have master netting agreements; however, our derivative positions are not disclosed on a net basis. There are no credit-risk-related contingent features within our derivative instruments. Refer to Note 7 and Note 14 for further disclosures of our derivative instruments and their impact on OCI.

Property, Plant, and Equipment
Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and improvements and three to 10 years for machinery and equipment, computers and purchased software, and furniture. Leasehold improvements are capitalized and amortized over the term of the applicable lease, including renewable periods if reasonably assured, or over the useful lives, whichever is shorter. Construction in process represents capital expenditures incurred for assets not yet placed in service. Costs related to internally developed software and software purchased for internal uses are capitalized and are amortized over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred. We have no major planned maintenance activities.

We review long-lived assets for impairment whenever events or circumstances indicate the carrying amount of an asset or asset group may not be recoverable. Assets held for sale are classified within other current assets in the Consolidated Balance Sheets, are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. Gains and losses from asset disposals and impairment losses are classified within the statement of operations according to the use of the asset, except those recognized in conjunction with our restructuring projects as restructuring expense.

Prepaid Debt Fees
Prepaid debt fees represent the capitalized direct costs incurred related to the issuance of debt and are recorded as noncurrent assets. These costs are amortized to interest expense over the lives of the respective borrowings, including contingent maturity or call features, using the effective interest method, or straight-line method when associated with a revolving credit facility. When debt is repaid early, the related portion of unamortized prepaid debt fees is written-off and included in interest expense.

Business Combinations
On the date of acquisition, the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree are recorded at their fair values. The acquiree results of operations are also included as of the date of acquisition in our consolidated results. Intangible assets that arise from contractual/legal rights, or are capable of being separated, as well as in-process research and development, are measured and recorded at fair value, and amortized over the estimated useful life. If practicable, assets acquired and liabilities assumed arising from contingencies are measured and recorded at fair value. If not practicable, such assets and liabilities are measured and recorded when it is probable that a gain or loss has occurred and the amount can be reasonably estimated. The residual balance of the purchase price, after fair value allocations to all identified assets and liabilities, represents goodwill.

Acquisition-related costs are expensed as incurred. Restructuring costs associated with an acquisition are generally expensed in periods subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and acquired income tax uncertainties, including penalties and interest, after the measurement period are recognized as a component of the provision for income taxes.

Goodwill and Intangible Assets
Goodwill and intangible assets may result from our acquisitions. We use estimates, including estimates of useful lives of intangible assets, the amount and timing of related future cash flows, and fair values of the related operations, in determining the value assigned to goodwill and intangible assets. Our intangible assets have a finite life and are amortized over their estimated useful lives based on estimated discounted cash flows. Intangible assets are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is assigned to our reporting units based on the expected benefit from the synergies arising from each business combination, determined by using certain financial metrics, including the forecasted discounted cash flows associated with each reporting unit. Prior to 2012, we had four reporting units: Itron North America (INA), Itron International (INL) Electricity, INL Gas, and INL Water. Effective January 1, 2012, our three new reporting units are Electricity, Gas, and Water. Our new Energy operating segment comprises the Electricity and Gas reporting units, while our new Water operating segment comprises the Water reporting unit. In the first quarter of 2012, we reallocated the goodwill from our former INA reporting unit to the three new reporting units based on the relative fair values of the electricity, gas, and water product lines within INA on January 1, 2012. We also reassigned the goodwill from our former INL Electricity, INL Gas, and INL Water reporting units to the new reporting units, Electricity, Gas, and Water, respectively.

We test goodwill for impairment each year as of October 1, or more frequently should a significant impairment indicator occur. The impairment test for goodwill involves comparing the fair value of the reporting units to their carrying amounts. If the carrying amount of a reporting unit exceeds its fair value, a second step is required to measure for a goodwill impairment loss. This step revalues all assets and liabilities of the reporting unit to their current fair values and then compares the implied fair value of the reporting unit's goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. We forecast discounted future cash flows at the reporting unit level using risk-adjusted discount rates and estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts, and expectations of competitive and economic environments. We also identify similar publicly traded companies and develop a correlation, referred to as a multiple, to apply to the operating results of the reporting units. These combined fair values are then reconciled to our aggregate market value of our shares of common stock on the date of valuation, while considering a reasonable control premium.

Contingencies
A loss contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We evaluate, among other factors, the degree of probability of an unfavorable outcome and our ability to make a reasonable estimate of the amount of the ultimate loss. Loss contingencies that we determine to be reasonably possible, but not probable, are disclosed. Changes in these factors and related estimates could materially affect our financial position and results of operations. Legal costs to defend against contingent liabilities are expensed as incurred.

Warranty
We offer standard warranties on our hardware products and large application software products. We accrue the estimated cost of warranty claims based on historical and projected product performance trends and costs. Testing of new products in the development stage helps identify and correct potential warranty issues prior to manufacturing. Continuing quality control efforts during manufacturing reduce our exposure to warranty claims. If our quality control efforts fail to detect a fault in one of our products, we could experience an increase in warranty claims. We track warranty claims to identify potential warranty trends. If an unusual trend is noted, an additional warranty accrual may be assessed and recorded when a failure event is probable and the cost can be reasonably estimated. Management continually evaluates the sufficiency of the warranty provisions and makes adjustments when necessary. The warranty allowances may fluctuate due to higher than anticipated material, labor, and other costs we may incur to repair or replace projected product failures, and we may incur additional warranty and related expenses in the future with respect to new or established products, which could adversely affect our financial position and results of operations. The long-term warranty balance includes estimated warranty claims beyond one year. Warranty expense is classified within cost of revenues.

Restructuring and Asset Impairments
We record a liability for costs associated with an exit or disposal activity at its fair value in the period in which the liability is incurred. Employee termination benefits considered postemployement benefits are accrued when the obligation is probable and estimable, such as benefits stipulated by human resource policies and practices or statutory requirements. One-time termination benefits are expensed at the date the employee is notified. If the employee must provide future service greater than 60 days, such benefits are expensed ratably over the future service period. For contract termination costs, we record a liability upon the later of when we terminate a contract in accordance with the contract terms or when we cease using the rights conveyed by the contract.

Asset impairments net are determined at the asset group. An impairment may be recorded for assets that are abandoned, sold for less than net book value, or held for sale in which the estimated proceeds are less than the net book value less costs to sell. If an asset group is considered a business, the asset group may consist of property, plant, equipment, intangible assets, and goodwill.

Defined Benefit Pension Plans
We sponsor both funded and unfunded defined benefit pension plans for certain international employees. We recognize a liability for the projected benefit obligation in excess of plan assets or an asset for plan assets in excess of the projected benefit obligation. We also recognize the funded status of our defined benefit pension plans on our Consolidated Balance Sheets and recognize as a component of OCI, net of tax, the actuarial gains or losses and prior service costs or credits, if any, that arise during the period but that are not recognized as components of net periodic benefit cost.

Share Repurchase Plan
We may repurchase shares of Itron common stock under a twelve-month program authorized by our Board of Directors, which commenced on October 24, 2011. Share repurchases are made in the open market or in privately negotiated transactions and in accordance with applicable securities laws. Under applicable Washington State law, shares repurchased are retired and not displayed separately as treasury stock on the financial statements. Instead, the value of the repurchased shares is deducted from common stock.

Revenue Recognition
Revenues consist primarily of hardware sales, software license fees, software implementation, project management services, installation, consulting, and post-sale maintenance support. Revenues are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

The majority of our revenue arrangements involve multiple deliverables, which combine two or more of the following: hardware, meter reading system software, installation, and/or project management services. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the delivered item(s) has value to the customer on a standalone basis and delivery/performance of the undelivered item(s) is probable. The total arrangement consideration is allocated among the separate units of accounting based on their relative fair values and the applicable revenue recognition criteria considered for each unit of accounting. The amount allocable to a delivered item is limited to the amount that we are entitled to collect and that is not contingent upon the delivery/performance of additional items. Revenues for each deliverable are then recognized based on the type of deliverable, such as 1) when the products are shipped, 2) services are delivered, 3) percentage-of-completion when implementation services are essential to other deliverables in the arrangement, 4) upon receipt of customer acceptance, or 5) transfer of title. The majority of our revenue is recognized when products are shipped to or received by a customer or when services are provided.

We primarily enter into two types of multiple deliverable arrangements, which include a combination of hardware and associated software and services:

•	Arrangements that do not include the deployment of our smart metering systems and technology are recognized as follows:

◦	Hardware revenues are recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions.

◦
If implementation services are essential to the functionality of the associated software, software and implementation revenues are recognized using either the percentage-of-completion methodology of contract accounting if project costs can be reliably estimated or the completed contract methodology if project costs cannot be reliably estimated.

•	Arrangements to deploy our smart metering systems and technology are recognized as follows:

◦	Hardware revenues are recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions.

◦
Revenue from associated software and services is recognized using the units-of-delivery method of contract accounting, as the software is essential to the functionality of the related hardware and the implementation services are essential to the functionality of the associated software. This methodology often results in the deferral of costs and revenues as professional services and software implementation typically commence prior to deployment of hardware.

We also enter into multiple deliverable software arrangements that do not include hardware. For this type of arrangement, revenue recognition is dependent upon the availability of vendor specific objective evidence (VSOE) of fair value for each of the deliverables. The lack of VSOE, or the existence of extended payment terms or other inherent risks, may affect the timing of revenue recognition for software arrangements.

Certain of our revenue arrangements include an extended or noncustomary warranty provision which covers all or a portion of a customer’s replacement or repair costs beyond the standard or customary warranty period. Whether or not the extended warranty is separately priced in the arrangement, a portion of the arrangement’s total consideration is allocated to this extended warranty deliverable. This revenue is deferred and recognized over the extended warranty coverage period. Extended or noncustomary warranties do not represent a significant portion of our revenue.

On January 1, 2010, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2009‑13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force) and ASU 2009‑14, Software (Topic 985), Certain Revenue Arrangements That Include Software Elements (a consensus of the FASB Emerging Issues Task Force) on a prospective basis for new arrangements and arrangements that have been materially modified. This new guidance did not have a material impact on our financial statements as we already had the ability to divide the deliverables within our revenue arrangements into separate units of accounting.
We allocate consideration to each deliverable in an arrangement based on its relative selling price. We determine selling price using VSOE, if it exists, otherwise we use third-party evidence (TPE). If neither VSOE nor TPE of selling price exists for a unit of accounting, we use estimated selling price (ESP).

VSOE is generally limited to the price charged when the same or similar product is sold separately or, if applicable, the stated renewal rate in the agreement. If a product or service is seldom sold separately, it is unlikely that we can determine VSOE for the product or service. We define VSOE as a median price of recent standalone transactions that are priced within a narrow range. TPE is determined based on the prices charged by our competitors for a similar deliverable when sold separately.

For arrangements entered into or materially modified after January 1, 2010, if we are unable to establish selling price using VSOE or TPE, we use ESP in the allocation of arrangement consideration. The objective of ESP is to determine the price at which we would transact if the product or service were regularly sold by us on a standalone basis. Our determination of ESP involves a weighting of several factors based on the specific facts and circumstances of the arrangement. Specifically, we consider the cost to produce the deliverable, the anticipated margin on that deliverable, the selling price and profit margin for similar parts, our ongoing pricing strategy and policies (as evident in the price list established and updated by management on a regular basis), the value of any enhancements that have been built into the deliverable, and the characteristics of the varying markets in which the deliverable is sold. We analyze the selling prices used in our allocation of arrangement consideration on an annual basis. Selling prices are analyzed on a more frequent basis if we experience significant variances in our selling prices or if a significant change in our business necessitates a more timely analysis.

Unearned revenue is recorded when a customer pays for products or services, but the criteria for revenue recognition have not been met as of the balance sheet date. Unearned revenues of $61.0 million and $42.8 million at December 31, 2011 and 2010 related primarily to professional services and software associated with our smart metering contracts, extended or noncustomary warranty, and prepaid post-contract support. Deferred cost is recorded for products or services for which ownership (typically defined as title and risk of loss) has transferred to the customer, but the criteria for revenue recognition have not been met as of the balance sheet date. Deferred costs were $11.7 million and $10.0 million at December 31, 2011 and 2010 and are recorded within other assets in the Consolidated Balance Sheets.

Hardware and software post-sale maintenance support fees are recognized ratably over the life of the related service contract. Shipping and handling costs and incidental expenses billed to customers are recorded as revenue, with the associated cost charged to cost of revenues. We record sales, use, and value added taxes billed to our customers on a net basis.

Product and Software Development Costs
Product and software development costs primarily include employee compensation and third party contracting fees. We generally do not capitalize product and software development expenses due to the relatively short period of time between technological feasibility and the completion of product and software development, and the immaterial nature of these costs.

Stock-Based Compensation
We measure and recognize compensation expense for all stock-based awards made to employees and directors, including stock options, stock sold pursuant to our Employee Stock Purchase Plan (ESPP), and the issuance of restricted stock units and unrestricted stock awards, based on estimated fair values. The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model, which includes assumptions for the dividend yield, expected volatility, risk-free interest rate, and expected life. For ESPP awards, the fair value is the difference between the market close price of our common stock on the date of purchase and the discounted purchase price. For restricted stock units and unrestricted stock awards, the fair value is the market close price of our common stock on the date of grant. We expense stock-based compensation at the date of grant for unrestricted stock awards. For awards with only a service condition, we expense stock-based compensation, adjusted for estimated forfeitures, using the straight-line method over the requisite service period for the entire award. For awards with both performance and service conditions, if probable we expense the stock-based compensation, adjusted for estimated forfeitures, on a straight-line basis over the requisite service period for each separately vesting portion of the award. Excess tax benefits are credited to common stock when the deduction reduces cash taxes payable. When we have tax deductions in excess of the compensation cost, they are classified as financing cash inflows in the Consolidated Statements of Cash Flows.

Loss on Extinguishment of Debt, Net
Upon partial or full redemption of our borrowings, we recognize a gain or loss for the difference between the cash paid and the net carrying amount of the debt redeemed. Included in the net carrying amount is any unamortized premium or discount from the original issuance of the debt.

Income Taxes
We account for income taxes using the asset and liability method of accounting. Deferred tax assets and liabilities are recognized based upon anticipated future tax consequences, in each of the jurisdictions that we operate, attributable to: (1) the differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases; and (2) net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The calculation of our tax liabilities involves applying complex tax regulations in different tax jurisdictions to our tax positions. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is not more likely than not that such assets will be realized. We do not record tax liabilities on undistributed earnings of international subsidiaries that are permanently reinvested.

Foreign Exchange
Our consolidated financial statements are reported in U.S. dollars. Assets and liabilities of international subsidiaries with a non-U.S. dollar functional currency are translated to U.S. dollars at the exchange rates in effect on the balance sheet date, or the last business day of the period, if applicable. Revenues and expenses for these subsidiaries are translated to U.S. dollars using a weighted average rate for the relevant reporting period. Translation adjustments resulting from this process are included, net of tax, in OCI. Gains and losses that arise from exchange rate fluctuations for monetary asset and liability balances that are not denominated in an entity’s functional currency are included within other income (expense), net in the Consolidated Statements of Operations. Currency gains and losses of intercompany balances deemed to be long-term in nature or designated as a hedge of the net investment in international subsidiaries are included, net of tax, in OCI.

Fair Value Measurements
For assets and liabilities measured at fair value, the GAAP fair value hierarchy prioritizes the inputs used in different valuation methodologies, assigning the highest priority to unadjusted quoted prices for identical assets and liabilities in actively traded markets (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs consist of quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in non-active markets; and model-derived valuations in which significant inputs are corroborated by observable market data either directly or indirectly through correlation or other means (inputs may include yield curves, volatility, credit risks, and default rates).

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to various factors affecting future costs and operations, actual results could differ materially from these estimates.

Note 2:    Earnings (Loss) Per Share and Capital Structure

The following table sets forth the computation of basic and diluted earnings (loss) per share (EPS):

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share data)
Net income (loss) available to common shareholders	$(510,157)	$104,770	$(2,249)

Weighted average common shares outstanding - Basic	40,612	40,337	38,539
Dilutive effect of convertible notes	—	103	—
Dilutive effect of stock-based awards	—	507	—
Weighted average common shares outstanding - Diluted	40,612	40,947	38,539
Earnings (loss) per common share - Basic	$(12.56)	$2.60	$(0.06)
Earnings (loss) per common share - Diluted	$(12.56)	$2.56	$(0.06)

Convertible Notes
Prior to the repayment/redemption of our convertible notes, which was completed during the third quarter of 2011, we were required to settle the principal amount of the convertible notes in cash and could elect to settle the remaining conversion obligation (stock price in excess of conversion price) in cash, shares, or a combination thereof. During the periods in which the convertible notes were outstanding, we included in the EPS calculation the amount of shares it would have taken to satisfy the conversion obligation, assuming that all of the convertible notes were converted. The average quarterly closing prices of our common stock were used as the basis for determining the dilutive effect on EPS. The quarterly average closing prices of our common stock for the first three fiscal quarters of 2011 did not exceed the conversion price of $65.16 and, therefore, did not have an effect on diluted shares outstanding for the year. During two fiscal quarters in the year ended December 31, 2010, the average closing prices of our common stock exceeded the conversion price of $65.16 and, therefore, 103,000 shares were included in the diluted EPS calculation for that year. For the year ended December 31, 2009, there was no effect on diluted shares outstanding as a result of our net loss for the year. In addition, for the year ended December 31, 2009, the quarterly closing prices of our common stock did not exceed the conversion price of $65.16.

Stock-based Awards
For stock-based awards, the dilutive effect is calculated using the treasury stock method. Under this method, the dilutive effect is computed as if the awards were exercised at the beginning of the period (or at time of issuance, if later) and assumes the related proceeds were used to repurchase common stock at the average market price during the period. Related proceeds include the amount the employee must pay upon exercise, future compensation cost associated with the stock award, and the amount of excess tax benefits, if any. As a result of our net losses for 2011 and 2009, there was no dilutive effect to the weighted average common shares outstanding for these two years. Approximately 1.3 million, 456,000, and 1.0 million stock-based awards were excluded from the calculation of diluted EPS for the years ended December 31, 2011, 2010, and 2009 respectively, because they were anti-dilutive. These stock-based awards could be dilutive in future periods.

Preferred Stock
We have authorized the issuance of 10 million shares of preferred stock with no par value. In the event of a liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of any outstanding preferred stock will be entitled to be paid a preferential amount per share to be determined by the Board of Directors prior to any payment to holders of common stock. Shares of preferred stock may be converted into common stock based on terms, conditions, and rates as defined in the Rights Agreement, which may be adjusted by the Board of Directors. There was no preferred stock sold or outstanding at December 31, 2011, 2010, and 2009.

Note 3:    Certain Balance Sheet Components

Accounts receivable, net	December 31, 2011	December 31, 2010
	(in thousands)
Trade receivables (net of allowance of $6,049 and $9,045)	$328,845	$328,811
Unbilled receivables	42,796	42,851
Total accounts receivable, net	$371,641	$371,662

At December 31, 2011 and December 31, 2010, $2.5 million and $12.5 million were recorded within trade receivables as billed but not yet paid by customers in accordance with contract retainage provisions. At December 31, 2011 and December 31, 2010, contract retainage amounts that were unbilled and classified as unbilled receivables were $7.4 million and $2.1 million. These contract retainage amounts within trade receivables and unbilled receivables are expected to be collected within the following 12 months.

At December 31, 2011 and December 31, 2010, long-term unbilled receivables and long-term retainage contract receivables totaled $31.5 million and $5.9 million. The net increase in long-term other assets from December 31, 2010 to December 31, 2011 includes $15.3 million of retainage contract receivables and $10.9 million of unbilled receivables, which were reclassified to long-term as of December 31, 2011 due to delays in reaching certain contract milestones required for payment. These long-term unbilled receivables and retainage contract receivables are classified within other long-term assets as collection is not anticipated within the following 12 months. However, collection is expected within the following 15 months.

Allowance for doubtful account activity	Year Ended December 31,
	2011	2010
	(in thousands)
Beginning balance	$9,045	$6,339
Provision (release) of doubtful accounts, net	(71)	3,357
Accounts written-off	(2,599)	(456)
Effects of change in exchange rates	(326)	(195)
Ending balance	$6,049	$9,045

Inventories	December 31, 2011	December 31, 2010
	(in thousands)
Materials	$112,470	$106,021
Work in process	16,306	18,389
Finished goods	67,061	83,747
Total inventories	$195,837	$208,157

Our inventory levels may vary period to period as a result of our factory scheduling and the timing of contract fulfillments, which may include the buildup of finished goods for shipment.

Consigned inventory is held at third-party locations; however, we retain title to the inventory until purchased by the third-party. Consigned inventory, consisting of raw materials and finished goods, was $7.4 million and $17.6 million at December 31, 2011 and December 31, 2010, respectively.

Property, plant, and equipment, net	December 31, 2011	December 31, 2010
	(in thousands)
Machinery and equipment	$269,611	$265,113
Computers and purchased software	74,885	63,077
Buildings, furniture, and improvements	140,064	146,661
Land	26,126	35,968
Construction in progress, including purchased equipment	20,687	20,531
Total cost	531,373	531,350
Accumulated depreciation	(268,703)	(232,108)
Property, plant, and equipment, net	$262,670	$299,242

Depreciation expense and capitalized interest	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Depreciation expense	$66,072	$62,154	$57,164
Capitalized interest	—	—	293
Note 4:    Intangible Assets

The gross carrying amount and accumulated amortization of our intangible assets, other than goodwill, are as follows:

	December 31, 2011			December 31, 2010
	Gross Assets	Accumulated Amortization	Net	Gross Assets	Accumulated Amortization	Net
	(in thousands)
Core-developed technology	$387,606	$(305,285)	$82,321	$378,705	$(274,198)	$104,507
Customer contracts and relationships	278,581	(131,418)	147,163	282,997	(110,539)	172,458
Trademarks and trade names	71,854	(62,206)	9,648	73,194	(59,235)	13,959
Other	11,153	(10,785)	368	24,256	(23,510)	746
Total intangible assets	$749,194	$(509,694)	$239,500	$759,152	$(467,482)	$291,670

A summary of the intangible asset account activity is as follows:

	Year Ended December 31,
	2011	2010
	(in thousands)
Beginning balance, intangible assets, gross	$759,152	$806,256
Intangible assets acquired	12,797	—
Assets transferred to held for sale	(4,964)	—
Assets no longer in use written-off	(8,450)	—
Effect of change in exchange rates	(9,341)	(47,104)
Ending balance, intangible assets, gross	$749,194	$759,152

Intangible assets held for sale are classified within other current assets, are reported at the lower of carrying value or fair value less costs to sell, and are no longer amortized. As of December 31, 2011, due to the expected sale of certain operations of the Water operating segment, the net carrying value of intangible assets totaling $2.6 million was transferred from intangible assets to other current assets. Refer to Note 13 for additional disclosure on held for sale assets.

During 2011, certain assets that had been fully amortized and were no longer in use were removed from our asset ledger.

Intangible assets of our international subsidiaries are recorded in their respective functional currency; therefore, the carrying amounts of intangible assets increase or decrease, with a corresponding change in accumulated OCI, due to changes in foreign currency exchange rates.

Estimated future annual amortization expense is as follows:

Years ending December 31,	Estimated Annual Amortization
(in thousands)
2012	$46,399
2013	38,213
2014	30,853
2015	25,442
2016	20,916
Beyond 2016	77,677
Total intangible assets, net	$239,500
Note 5:    Goodwill

The following table reflects goodwill allocated to each reporting segment at December 31, 2011 and 2010:

	Energy	Water	Total Company
	(in thousands)
Goodwill balance at January 1, 2010	$855,957	$449,642	$1,305,599
Effect of change in exchange rates	(63,084)	(33,139)	(96,223)
Goodwill balance at December 31, 2010	$792,873	$416,503	$1,209,376

Goodwill acquired	10,251	—	10,251
Goodwill impairment	(254,735)	(330,112)	(584,847)
Other	(981)	(6,739)	(7,720)
Effect of change in exchange rates	6,458	3,392	9,850
Goodwill balance at December 31, 2011	$553,866	$83,044	$636,910

In the preceding table, "Other" includes goodwill reductions related to the pending sales of certain operations of the Company. The goodwill reductions are included in restructuring charges. Refer to Note 13 for additional disclosure on Itron's restructuring costs.

As a result of the significant decline in the price of our shares of common stock at the end of September 2011, our aggregate market value was significantly lower than the aggregate carrying value of our net assets. As a result, we performed an impairment test of our goodwill as of September 30, 2011, instead of our annual October 1 testing date. We recorded an estimated goodwill impairment charge of $540.4 million in the third quarter of 2011, and an additional $44.4 million impairment charge in the fourth quarter of 2011 after the finalization of the two-step goodwill impairment test, for a total goodwill impairment charge of $584.8 million. The goodwill impairment charge did not impact debt covenants compliance under the Company's existing credit facility.

The 2011 goodwill impairment, before the reorganization into the new reporting units, was associated with two reporting units from the Itron International operating segment. The goodwill balance before and after the goodwill impairment as of our impairment testing date of September 30, 2011 was as follows:

Reporting Unit	Before Impairment	Impairment	After Impairment
	(in thousands)
Itron International - Electricity[1]	$363,626	$254,735	$108,891
Itron International - Water[2]	389,308	330,112	59,196
		$584,847

(1) The Itron International - Electricity reporting unit became a part of the Energy - Electricity reporting unit effective January 1, 2012.

(2) The Itron International - Water reporting unit became a part of the Water reporting unit effective January 1, 2012.

Refer to Note 1 for a description of the change in our reporting units, which was effective January 1, 2012, and the methods used to determine the fair value of our reporting units and the amount of the goodwill impairment.
Note 6:    Debt

The components of our borrowings are as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
2011 credit facility
USD denominated term loan	$292,502	$—
Multicurrency revolving line of credit	160,000	—
2007 credit facility
USD denominated term loan	—	218,642
EUR denominated term loan	—	174,031
Convertible senior subordinated notes	—	218,268
Total debt	452,502	610,941
Current portion of long-term debt	(15,000)	(228,721)
Long-term debt	$437,502	$382,220

Credit Facilities
On August 5, 2011, we entered into an $800 million senior secured credit facility (the 2011 credit facility), which replaced the senior secured credit facility we entered into in 2007 (the 2007 credit facility). The 2011 credit facility consists of a $300 million U.S. dollar term loan (the term loan) and a multicurrency revolving line of credit (the revolver) with a principal amount of up to $500 million. Both the term loan and the revolver mature on August 8, 2016, and amounts borrowed under the revolver are classified as long-term but may be repaid and reborrowed prior to the revolver's maturity, at which time the revolver will terminate and all outstanding loans, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolver will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum depending on our total leverage ratio as of the most recently ended fiscal quarter. Amounts repaid on the term loan may not be reborrowed. The 2011 credit facility permits us and certain of our foreign subsidiaries to borrow in U.S. dollars, euros, British pounds, or, with lender approval, other currencies readily convertible into U.S. dollars. All obligations under the 2011 credit facility are guaranteed by Itron, Inc. and any material U.S. domestic subsidiaries and are secured by a pledge of substantially all of the assets of Itron, Inc. and any material U.S. domestic subsidiaries, including a pledge of 100% of the capital stock of material U.S. domestic subsidiaries and up to 66% of the voting stock (100% of the non-voting stock) of their first-tier foreign subsidiaries. In addition, the obligations of any foreign subsidiary who is a foreign borrower, as defined by the 2011 credit facility, are guaranteed by the foreign subsidiary and by its direct and indirect foreign parents. The 2011 credit facility includes covenants, which contain certain financial ratios and place certain restrictions on the incurrence of debt and investments and the issuance of dividends. We were in compliance with the debt covenants under the 2011 credit facility at December 31, 2011.

Scheduled principal repayments for the term loan are due quarterly in the amounts of $3.8 million through June 2013, $5.6 million from September 2013 through June 2014, $7.5 million from September 2014 through June 2016, and the remainder due at maturity on August 8, 2016. The term loan may be repaid early in whole or in part, subject to certain minimum thresholds, without penalty.

Under the 2011 credit facility we elect applicable market interest rates for both the term loan and any outstanding revolving loans. We also pay an applicable margin, which is based on our total leverage ratio (as defined in the credit agreement). The applicable rates per annum may be based on either: (1) the LIBOR rate, plus an applicable margin, or (2) the Alternate Base Rate, plus an applicable margin. The Alternate Base Rate election is equal to the greatest of three rates: (i) the prime rate, (ii) the Federal Reserve effective rate plus 1/2 of 1%, and (iii) one month LIBOR plus 1%. At December 31, 2011, the interest rate for both the term loan and the revolver was 1.55% (the LIBOR rate plus a margin of 1.25%).

Total credit facility repayments were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
2011 credit facility term loan	$7,500	$—	$—
2011 credit facility multicurrency revolving line of credit	40,000	—	—
2007 credit facility term loans	406,950	155,163	166,545
2007 credit facility revolving line of credit(1)	170,000	—	—
Total credit facility repayments	$624,450	$155,163	$166,545
(1) See repayment of the convertible senior subordinated notes below.

At December 31, 2011, $160 million was outstanding under the 2011 credit facility revolver, and $44.5 million was utilized by outstanding standby letters of credit, resulting in $295.5 million available for additional borrowings.

During 2011, unamortized prepaid debt fees of $2.4 million were written-off to interest expense upon repayment of the 2007 credit facility. Prepaid debt fees of approximately $6.6 million were capitalized associated with the 2011 credit facility. Unamortized prepaid debt fees were as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
Unamortized prepaid debt fees	$6,027	$4,483

Convertible Senior Subordinated Notes
On August 1, 2011, in accordance with the terms of the convertible senior subordinated notes (convertible notes) we repurchased $184.8 million of the convertible notes at their principal amount plus accrued and unpaid interest. On September 30, 2011, we redeemed the remaining $38.8 million of the convertible notes, plus accrued and unpaid interest. The convertible notes were repurchased and redeemed using $180 million of borrowings under our credit facilities and $44 million of cash on hand.

Our convertible notes were separated between the liability and equity components using our estimated non-convertible debt borrowing rate at the time our convertible notes were issued, which was determined to be 7.38%. This rate also reflected the effective interest rate on the liability component for all periods during which the convertible notes were outstanding. The equity component is retained as a permanent component of our shareholders' equity, and no gain or loss was recognized upon derecognition of the convertible notes as the fair value of the consideration transferred to the holders equaled the fair value of the liability component.

The discount on the liability component was fully amortized in the second quarter of 2011. The carrying amounts of the debt and equity components were as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
Face value of convertible notes	$—	$223,604
Unamortized discount	—	(5,336)
Net carrying amount of debt component	$—	$218,268

Carrying amount of equity component	$31,831	$31,831

The interest expense relating to both the contractual interest coupon and amortization of the discount on the liability component is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Contractual interest coupon	$3,420	$5,590	$5,839
Amortization of the discount on the liability component	5,336	10,099	9,673
Total interest expense on convertible notes	$8,756	$15,689	$15,512
In 2009, we entered into exchange agreements with certain holders of our convertible notes to issue, in the aggregate, approximately 2.3 million shares of common stock, valued at $132.9 million, in exchange for, in the aggregate, $121.0 million principal amount of the convertible notes, representing 35% of the aggregate principal outstanding at the date of the exchanges. All of the convertible notes we acquired pursuant to the exchange agreements were retired upon the closing of the exchanges.
The exchange agreements were treated as induced conversions as the holders received a greater number of shares of common stock than would have been issued under the original conversion terms of the convertible notes. At the time of the exchange agreements, none of the conversion contingencies were met. Under the original terms of the convertible notes, the amount payable on conversion was to be paid in cash, and the remaining conversion obligation (stock price in excess of conversion price) was payable in cash or shares of common stock, at our option. Under the terms of the exchange agreements, all of the settlement was paid in shares. The difference in the value of the shares of common stock issued under the exchange agreement and the value of the shares of common stock used to derive the amount payable under the original conversion agreement resulted in a loss on extinguishment of debt of $23.3 million (the inducement loss). Upon derecognition of the convertible notes, we remeasured the fair value of the liability and equity components using a borrowing rate for similar non-convertible debt that would be applicable to us at the date of the exchange agreements. Because borrowing rates increased, the remeasurement of the components of the convertible notes resulted in a gain on extinguishment of $13.4 million (the revaluation gain). As a result, we recognized a net loss on extinguishment of debt of $10.3 million, calculated as the inducement loss, plus an allocation of advisory fees, less the revaluation gain. The remaining settlement consideration of $9.5 million, including an allocation of advisory fees, was recorded as a reduction of common stock.

Senior Subordinated Notes
In 2009, we repaid the remaining $109.2 million outstanding balance on our 7.75% senior subordinated notes and recognized a loss on extinguishment of $2.5 million, which included the remaining unamortized debt discount of $336,000.

Minimum Payments on Debt

Minimum Payments
(in thousands)
2012	$15,000
2013	18,750
2014	26,250
2015	30,000
2016	362,502
Total minimum payments on debt	$452,502
Note 7:    Derivative Financial Instruments

As part of our risk management strategy, we use derivative instruments to hedge certain foreign currency and interest rate exposures. Refer to Note 1, Note 14, and Note 15 for additional disclosures on our derivative instruments.

The fair values of our derivative instruments are determined using the income approach and significant other observable inputs (also known as “Level 2”), as defined by FASB ASC 820-10-20, Fair Value Measurements. We have used observable market inputs based on the type of derivative and the nature of the underlying instrument. The key inputs used at December 31, 2011 included foreign exchange spot and forward rates, both of which are available in an active market. We have utilized the mid-market pricing convention for these inputs at December 31, 2011. We include the effect of our counterparty credit risk based on current published credit default swap rates when the net fair value of our derivative instruments is in a net asset position. We consider our own nonperformance risk when the net fair value of our derivative instruments is in a net liability position by discounting our derivative liabilities to reflect the potential credit risk to our counterparty through applying a current market indicative credit spread to all cash flows.

The fair values of our derivative instruments determined using the fair value measurement of significant other observable inputs (Level 2) at December 31, 2011 and 2010 are as follows:

		Fair Value
	Balance Sheet Location	December 31, 2011	December 31, 2010
		(in thousands)
Asset Derivatives
Derivatives not designated as hedging instruments under ASC 815-20
Foreign exchange forward contracts	Other current assets	$241	$63

Liability Derivatives
Derivatives designated as hedging instruments under ASC 815-20
Interest rate swap contracts	Other current liabilities	$—	$5,845
Interest rate swap contracts	Other long-term obligations	—	975
Euro denominated term loan *	Current portion of debt	—	4,402
Euro denominated term loan *	Long-term debt	—	169,629
Total derivatives designated as hedging instruments under ASC 815-20		$—	$180,851

Derivatives not designated as hedging instruments under ASC 815-20
Foreign exchange forward contracts	Other current liabilities	$222	$457

Total liability derivatives		$222	$181,308

* The euro denominated term loan was a nonderivative financial instrument designated as a hedge of our net investment in international operations. The loan was repaid in August 2011. The euro denominated term loan was recorded at its carrying value in the Consolidated Balance Sheets and was not recorded at fair value.

OCI during the reporting period for our derivative and nonderivative instruments designated as hedging instruments (collectively, hedging instruments), net of tax, was as follows:

	2011	2010
	(in thousands)
Net unrealized gain (loss) on hedging instruments at January 1,	$(10,034)	$(30,300)
Unrealized gain (loss) on derivative instruments	1,909	(2,930)
Unrealized gain (loss) on a nonderivative net investment hedging instrument	(8,866)	15,825
Realized (gains) losses reclassified into net income (loss)	2,611	7,371
Net unrealized gain (loss) on hedging instruments at December 31,	$(14,380)	$(10,034)

Cash Flow Hedges
As a result of our floating rate debt, we are exposed to variability in our cash flows from changes in the applicable interest rate index. Historically, we have entered into interest rate swaps to achieve a fixed rate of interest on the hedged portion of the debt in order to reduce variability in cash flows.

In 2007, we entered into a pay fixed 6.59% receive three-month Euro Interbank Offered Rate (EURIBOR), plus 2%, amortizing interest rate swap to convert a significant portion of our euro denominated variable-rate term loan to fixed-rate debt, plus or minus the variance in the applicable margin from 2%, through December 31, 2012. The objective of this swap was to protect us from increases in the EURIBOR base borrowing rates. The swap did not protect us from changes to the applicable margin under our credit agreement. Throughout the duration of the hedging relationship, this cash flow hedge was expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk. Consequently, effective changes in the fair value of the interest rate swap were recorded as a component of OCI and were recognized in earnings when the hedged item affected earnings. The amounts paid or received on the hedge were recognized as adjustments to interest expense. The notional amount of the swap was $147.7 million (€112.4 million) as of December 31, 2010. In August 2011, we repaid our 2007 credit facility, which included the euro-denominated term loan. In conjunction with the debt repayment, we paid $2.9 million to terminate the related interest rate swap and the accumulated loss in OCI was reclassified to interest expense.

Our two interest rate swaps with one-year terms, which each converted $100 million of our U.S. dollar term loan from a floating LIBOR interest rate to fixed interest rates of 2.11% and 2.15%, respectively, expired on June 30, 2011. These swaps did not include the additional interest rate margin applicable to our term debt.

We will continue to monitor and assess our interest rate risk and may institute additional interest rate swaps or other derivative instruments to manage such risk in the future.

The before-tax effect of our cash flow derivative instruments on the Consolidated Balance Sheets and the Consolidated Statements of Operations for the years ended December 31 are as follows:

Derivatives in ASC 815-20 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)			Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)				Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
				Location	Amount			Location	Amount
	2011	2010	2009		2011	2010	2009		2011	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Interest rate swap contracts	$(4,200)	$(4,542)	(11,023)	Interest expense	$(7,254)	$(11,829)	$(13,975)	Interest expense	$(201)	$(100)	$(302)

Net Investment Hedge
We are exposed to foreign exchange risk through our international subsidiaries. As a result of our acquisition of an international company in 2007, we entered into a euro denominated term loan, which exposed us to fluctuations in the euro foreign exchange rate. Therefore, we designated this foreign currency denominated term loan as a hedge of our net investment in international operations. The non-functional currency term loan was revalued into U.S. dollars at each balance sheet date, and the changes in value associated with currency fluctuations were recorded as adjustments to long-term debt with offsetting gains and losses recorded in OCI. The notional amount of the term loan was $174.0 million (€132.4 million) as of December 31, 2010. The loan was repaid in full in August 2011 as part of our repayment of the 2007 credit facility. The net derivative loss will remain in accumulated OCI until such time when earnings are impacted by a sale or liquidation of the associated foreign operation.

The before-tax and net of tax effects of our net investment hedge nonderivative financial instrument on OCI for the years ended December 31 are as follows:

Nonderivative Financial Instruments in ASC 815-20 Net Investment Hedging Relationships	Euro Denominated Term Loan Designated as a Hedge of Our Net Investment in International Operations
	2011	2010	2009
	(in thousands)
Gain (loss) recognized in OCI on derivative (Effective Portion)
Before tax	$(14,278)	$25,760	$(3,866)
Net of tax	$(8,866)	$15,825	$(2,364)

Derivatives Not Designated as Hedging Relationships
We are also exposed to foreign exchange risk when we enter into non-functional currency transactions, both intercompany and third-party. At each period-end, foreign currency monetary assets and liabilities are revalued with the change recorded to other income and expense. We enter into monthly foreign exchange forward contracts (a total of 550 contracts were entered into during the year ended December 31, 2011), not designated for hedge accounting, with the intent to reduce earnings volatility associated with certain of these balances. The notional amounts of the contracts ranged from $50,000 to $72 million, offsetting our exposures from the euro, British pound, Canadian dollar, Czech koruna, Hungarian forint, and various other currencies.

The effect of our foreign exchange forward derivative instruments on the Consolidated Statements of Operations for the years ended December 31 is as follows:

Derivatives Not Designated as Hedging Instrument under ASC 815-20	Gain (Loss) Recognized on Derivatives in Other Income (Expense)
	2011	2010	2009
	(in thousands)
Foreign exchange forward contracts	$(2,022)	$665	$(1,656)
Note 8:    Defined Benefit Pension Plans

We sponsor both funded and unfunded defined benefit pension plans for our international employees, primarily in Germany, France, Italy, Indonesia, and Spain, offering death and disability, retirement, and special termination benefits. The defined benefit obligation is calculated annually by using the projected unit credit method. The measurement date for the pension plans was December 31, 2011.
Our general funding policy for these qualified pension plans is to contribute amounts sufficient to satisfy regulatory funding standards of the respective countries for each plan. We contributed $520,000 and $519,000 to the defined benefit pension plans for the years ended December 31, 2011 and 2010, respectively. Assuming that actual plan asset returns are consistent with our expected rate of return in 2011 and beyond, and that interest rates remain constant, we expect to contribute approximately $524,000 in 2012 to our defined benefit pension plans.

The following tables summarize the benefit obligation, plan assets, funded status of the defined benefit plans, amounts recognized in the Consolidated Balance Sheets and amounts recognized in accumulated other comprehensive income (loss) at December 31, 2011 and 2010.

	Year Ended December 31,
	2011	2010
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1,	$71,388	$73,262
Service cost	2,512	1,980
Interest cost	3,754	3,490
Actuarial loss	(597)	1,710
Benefits paid	(4,898)	(4,403)
Foreign currency exchange rate changes	(1,338)	(5,860)
Other	1,780	1,209
Benefit obligation at December 31,	$72,601	$71,388
Change in plan assets:
Fair value of plan assets at January 1,	$7,694	$7,860
Actual return on plan assets	427	210
Company contributions	520	519
Benefits paid	(516)	(283)
Foreign currency exchange rate changes	(145)	(612)
Fair value of plan assets at December 31,	7,980	7,694
Ending balance at fair value (net pension plan benefit liability)	$64,621	$63,694

Our defined benefit pension plans are denominated in the functional currencies of the respective countries in which the plans are sponsored; therefore, the balances increase or decrease, with a corresponding change in OCI, due to changes in foreign currency exchange rates. Amounts recognized on the Consolidated Balance Sheets consist of:

	At December 31,
	2011	2010
	(in thousands)
Plan assets in other long-term assets	$(449)	$(412)
Current portion of pension plan liability in wages and benefits payable	2,621	2,656
Long-term portion of pension plan liability	62,449	61,450
Net pension plan benefit liability	$64,621	$63,694
Amounts in accumulated other comprehensive income (loss) (pre-tax) that have not yet been recognized as components of net periodic benefit costs consist of:

	At December 31,
	2011	2010
	(in thousands)
Net actuarial gain	$(3,750)	$(3,108)
Net prior service cost	1,131	1,206
Amount included in accumulated other comprehensive income (loss)	$(2,619)	$(1,902)

Amounts recognized in other comprehensive income (loss) (pre-tax) are as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Net actuarial (gain) loss	$(597)	$1,710	$4,049
Settlement gain (loss)	(25)	80	—
Plan asset (gain) loss	(105)	85	—
Amortization of net actuarial gain (loss)	85	(26)	509
Amortization of prior service cost	(74)	(3)	(25)
Other	(1)	1,228	—
Other comprehensive (income) loss	$(717)	$3,074	$4,533
The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2012 is $85,000.
Net periodic pension benefit costs for our plans include the following components:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Service cost	$2,512	$1,980	$1,753
Interest cost	3,754	3,490	3,450
Expected return on plan assets	(322)	(295)	(282)
Settlements and curtailments	25	(80)	—
Amortization of actuarial net (gain) loss	(85)	26	(509)
Amortization of unrecognized prior service costs	74	3	25
Net periodic benefit cost	$5,958	$5,124	$4,437

The significant actuarial weighted average assumptions used in determining the benefit obligations and net periodic benefit cost for our benefit plans are as follows:

	At and For The Year Ended December 31,
	2011	2010	2009
Actuarial assumptions used to determine benefit obligations at end of period:
Discount rate	5.51%	5.35%	5.60%
Expected annual rate of compensation increase	3.38%	3.35%	3.24%
Actuarial assumptions used to determine net periodic benefit cost for the period:
Discount rate	5.35%	5.60%	6.12%
Expected rate of return on plan assets	4.00%	3.96%	4.06%
Expected annual rate of compensation increase	3.35%	3.24%	3.18%
We determine a discount rate for our plans based on the estimated duration of each plan’s liabilities. For our euro denominated defined benefit pension plans, which represent 92% of our benefit obligation, we use two discount rates, (separated between shorter and longer duration plans), using a hypothetical yield curve developed from euro-denominated AA-rated corporate bond issues, partially weighted for market value, with minimum amounts outstanding of €250 million for bonds with less than 10 years to maturity and €50 million for bonds with 10 or more years to maturity, and excluding 10% of the highest and lowest yielding bonds within each maturity group. The discount rates derived for our shorter duration euro denominated plans (less than 10 years) and longer duration plans (greater than 10 years) were 4.50% and 5.25%, respectively.
Our expected rate of return on plan assets is derived from a study of actual historic returns achieved and anticipated future long-term performance of plan assets. While the study primarily gives consideration to recent insurers’ performance and historical returns, the assumption represents a long-term prospective return.
The total accumulated benefit obligation for our defined benefit pension plans was $65.8 million and $65.9 million at December 31, 2011 and 2010, respectively.

We have two plans in which the fair value of plan assets exceeds the respective plan's accumulated benefit obligation. The total obligation and fair value of plan assets, in which the accumulated benefit obligations exceeds the fair value of plan assets, are as follows:

Information for pension plans with an accumulated benefit obligation in excess of plan assets.	At December 31,
	2011	2010
	(in thousands)
Projected benefit obligation	$66,525	$69,966
Accumulated benefit obligation	60,452	64,671
Fair value of plan assets	1,765	5,860
Our asset investment strategy focuses on maintaining a portfolio using primarily insurance funds, which are accounted for as investments and measured at fair value, in order to achieve our long-term investment objectives on a risk adjusted basis. Our general funding policy for these qualified pension plans is to contribute amounts sufficient to satisfy regulatory funding standards of the respective countries for each plan.
The fair values of our plan investments by asset category as of December 31, 2011 are as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash	$860	$860	$—
Insurance funds	7,120	—	7,120
Total fair value of plan assets	$7,980	$860	$7,120
As the plan assets are not significant to our total company assets, no further breakdown is provided.

Annual benefit payments, including amounts to be paid from our assets for unfunded plans, and reflecting expected future service, as appropriate, are expected to be paid as follows:

Year Ending December 31,	Estimated Annual Benefit Payments

(in thousands)
2012	$2,913
2013	3,278
2014	4,007
2015	4,101
2016	4,705
2017 - 2021	24,470
Note 9:    Stock-Based Compensation

We record stock-based compensation expense for awards of stock options, stock sold pursuant to our ESPP, and the issuance of restricted stock units and unrestricted stock awards. We expense stock-based compensation primarily using the straight-line method over the vesting requirement period. For the years ended December 31, stock-based compensation expense and the related tax benefit were as follows:

	2011	2010	2009
	(in thousands)
Stock options	$1,445	$3,994	$6,903
Restricted stock units	13,842	14,230	9,306
Unrestricted stock awards	469	364	254
ESPP	655	519	519
Total stock-based compensation	$16,411	$19,107	$16,982

Related tax benefit	$4,478	$5,402	$4,329

We issue new shares of common stock upon the exercise of stock options or when vesting conditions on restricted stock units are fully satisfied.

The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2011	2010	2009
Dividend yield	—	—	—
Expected volatility	46.5%	48.7%	50.2%
Risk-free interest rate	1.6%	2.3%	1.8%
Expected life (years)	4.9	4.6	4.9

Expected volatility is based on a combination of historical volatility of our common stock and the implied volatility of our traded options for the related expected life period. We believe this combined approach is reflective of current and historical market conditions and an appropriate indicator of expected volatility. The risk-free interest rate is the rate available as of the award date on zero-coupon U.S. government issues with a term equal to the expected life of the award. The expected life is the weighted average expected life of an award based on the period of time between the date the award is granted and the date an estimate of the award is fully exercised. Factors considered in estimating the expected life include historical experience of similar awards, contractual terms, vesting schedules, and expectations of future employee behavior. We have not paid dividends in the past and do not plan to pay dividends in the foreseeable future.

Subject to stock splits, dividends, and other similar events, 3,500,000 shares of common stock are reserved and authorized for issuance under our 2010 Stock Incentive Plan (Stock Incentive Plan). Awards consist of stock options, restricted stock units, and unrestricted stock awards. At December 31, 2011, 2,235,171 shares were available for grant under the Stock Incentive Plan.

Stock Options
Options to purchase our common stock are granted to employees and the Board of Directors with an exercise price equal to the market close price of the stock on the date the Board of Directors approves the grant. Options generally become exercisable in three equal annual installments beginning one year from the date of grant and generally expire 10 years from the date of grant. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on our historical experience and future expectations.

A summary of our stock option activity for the years ended December 31 is as follows:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (1)	Weighted Average Grant Date Fair Value
	(in thousands)		(years)	(in thousands)
Outstanding, January 1, 2009	1,374	$51.53	6.99	$25,809
Granted	50	57.96			$25.94
Exercised	(146)	21.68		$4,889
Forfeited	(92)	84.33
Expired	(7)	57.23
Outstanding, December 31, 2009	1,179	$52.93	5.90	$22,863

Exercisable and expected to vest, December 31, 2009	1,168	$52.67	5.88	$22,826

Exercisable, December 31, 2009	972	$47.39	5.40	$22,343

Granted	71	61.97			$27.18
Exercised	(148)	40.51		$4,532
Outstanding, December 31, 2010	1,102	$55.21	5.58	$10,883

Exercisable and expected to vest, December 31, 2010	1,096	$55.15	5.57	$10,883

Exercisable, December 31, 2010	958	$52.63	5.18	$10,883

Granted	113	51.12			$21.38
Exercised	(42)	19.71		$1,283
Forfeited	(63)	58.50
Expired	(1)	7.00
Outstanding, December 31, 2011	1,109	$55.97	4.51	$2,323

Exercisable and expected to vest, December 31, 2011	1,103	$56.02	4.48	$2,322

Exercisable, December 31, 2011	1,013	$56.42	4.07	$2,321

(1)
The aggregate intrinsic value of outstanding stock options represents amounts that would have been received by the optionees had all in- the-money options been exercised on that date. Specifically, it is the amount by which the market value of Itron’s stock exceeded the exercise price of the outstanding in-the-money options before applicable income taxes, based on our closing stock price on the last business day of the period. The aggregate intrinsic value of stock options exercised during the period is calculated based on our stock price at the date of exercise.

As of December 31, 2011, total unrecognized stock-based compensation expense related to nonvested stock options was approximately $1.4 million, which is expected to be recognized over a weighted average period of approximately 1.9 years.

Restricted Stock Units
Certain employees and senior management receive restricted stock units as a component of their total compensation. The fair value of a restricted stock unit is the market close price of our common stock on the date of grant. Restricted stock units generally vest over a three year period. Compensation expense, net of forfeitures, is recognized over the vesting period.

Subsequent to vesting, the restricted stock units are converted into shares of our common stock on a one-for-one basis and issued to employees. We are entitled to an income tax deduction in an amount equal to the taxable income reported by the employees upon vesting of the restricted stock units.

The restricted stock units issued under the Long Term Performance Restricted Stock Unit Award Agreement (Performance Award Agreement) are determined based on the attainment of annual performance goals after the end of the calendar year performance period. During the year, if management determines that it is probable that the targets will be achieved, compensation expense, net of forfeitures, is recognized on a straight-line basis over the annual performance and subsequent vesting period for each separately vesting portion of the award. Performance awards typically vest and are released in three equal installments at the end of each year following attainment of the performance goals. For U.S. participants who retire during the performance period, a pro-rated number of restricted stock units (based on the number of days of employment during the performance period) immediately vest based on the attainment of the performance goals as assessed after the end of the performance period. During the vesting period, unvested restricted stock units immediately vest at the date of retirement for U.S. participants who retire during that period. For U.S. participants who are or will become retirement eligible during either the annual performance or vesting period, compensation expense is accelerated and recognized over the greater of the performance period (one year) or through the participant’s retirement eligible date. For the 2011 performance awards, 61,500 restricted stock units became eligible for vesting with a grant date fair value of $56.73.

The following table summarizes restricted stock unit activity for the years ended December 31:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value(1)
	(in thousands)		(in thousands)
Outstanding, January 1, 2009	313
Granted	60	$69.39
Released	(30)		$1,956
Forfeited	(17)
Outstanding, December 31, 2009	326

Granted(2)	360	$62.45
Released	(84)		$5,733
Forfeited	(14)
Outstanding, December 31, 2010	588

Granted(2)	355	$54.71
Released	(271)		$20,413
Forfeited	(47)
Outstanding, December 31, 2011	625

Expected to vest, December 31, 2011	541		$19,347

(1)
The aggregate intrinsic value is the market value of the stock, before applicable income taxes, based on the closing price on the stock release dates or at the end of the period for restricted stock units expected to vest.

(2)
These restricted stock units include 61,500 shares for the 2011 awards and 132,980 shares for the 2010 awards under the Performance Award Agreement, which are eligible for vesting at December 31 of each respective year.

At December 31, 2011, unrecognized compensation expense on restricted stock units was $18.3 million, which is expected to be recognized over a weighted average period of approximately 1.8 years.

Unrestricted Stock Awards
We issue unrestricted stock awards to our Board of Directors as part of their compensation. Awards are fully vested and expensed when issued. The fair value of unrestricted stock awards is the market close price of our common stock on the date of grant.

The following table summarizes unrestricted stock award activity for the years ended December 31:

	2011	2010	2009
Shares of unrestricted stock issued	11,397	5,662	4,284

Weighted average grant date fair value	$41.19	$64.35	$59.40

Employee Stock Purchase Plan
Under the terms of the ESPP, employees can deduct up to 10% of their regular cash compensation to purchase our common stock at a 15% discount from the fair market value of the stock at the end of each fiscal quarter, subject to other limitations under the plan. The sale of the stock to the employees occurs at the beginning of the subsequent quarter.

The following table summarizes ESPP activity for the years ended December 31:

	2011	2010	2009
Shares of stock sold to employees(1)	98,653	51,210	61,407

Weighted average fair value per ESPP award(2)	$6.22	$9.27	$8.54

(1)	Stock sold to employees during each fiscal quarter under the ESPP is associated with the offering period ending on the last day of the previous fiscal quarter.

(2)	Relating to awards associated with the offering period during the years ended December 31.

At December 31, 2011, all compensation cost associated with the ESPP had been recognized. There were approximately 98,000 shares of common stock available for future issuance under the ESPP at December 31, 2011.
Note 10:    Defined Contribution, Bonus, and Profit Sharing Plans

Defined Contribution Plans
In the United States, United Kingdom, Brazil, and certain other countries, we make contributions to defined contribution plans. For our U.S. employee savings plan, which represents a majority of our contribution expense, we provide a 50% match on the first 6% of the employee salary deferral, subject to statutory limitations. In 2009, we temporarily suspended the U.S. employee savings plan match from April 1 through December 31. For our international defined contribution plans, we provide various levels of contributions, based on salary, subject to stipulated or statutory limitations. The expense for our defined contribution plans was as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Defined contribution plans expense	$7,228	$6,217	$3,380

Bonus and Profit Sharing Plans
We have employee bonus and profit sharing plans in which many of our employees participate. These plans provide award amounts for the achievement of annual performance and financial targets. Actual award amounts are determined at the end of the year if the performance and financial targets are met. As the bonuses are being earned during the year, we estimate a compensation accrual each quarter based on the progress towards achieving the goals, the estimated financial forecast for the year, and the probability of achieving results. Bonus and profit sharing plans expense was as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Bonus and profit sharing plans expense	$28,926	$46,782	$13,316

Note 11:    Income Taxes

The following table summarizes the provision (benefit) for U.S. federal, state, and foreign taxes on income from continuing operations:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Current:
Federal	$5,472	$10,486	$—
State and local	2,045	765	—
Foreign	9,898	22,715	20,392
Total current	17,415	33,966	20,392

Deferred:
Federal	17,861	7,216	(39,311)
State and local	(2,099)	3,340	(3,341)
Foreign	(37,265)	(31,743)	(28,118)
Total deferred	(21,503)	(21,187)	(70,770)

Change in valuation allowance	8,518	3,195	6,553
Total provision (benefit) for income taxes	$4,430	$15,974	$(43,825)

A reconciliation of income taxes at the U.S. federal statutory rate of 35% to the consolidated actual tax rate is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Income (loss) before income taxes
Domestic	$125,010	$173,032	$34,946
Foreign	(626,776)	(48,587)	(82,221)
Total income (loss) before income taxes	$(501,766)	$124,445	$(47,275)

Expected federal income tax provision (benefit)	$(175,618)	$43,556	$(16,546)
Asset impairments	207,054	—	—
Change in valuation allowance	8,518	3,195	6,553
Stock-based compensation	951	1,541	1,648
Foreign earnings	(19,222)	(14,986)	(18,224)
Tax credits	(6,877)	(9,746)	(23,224)
Uncertain tax positions, including interest and penalties	(3,996)	(10,242)	12,053
Change in tax rates	(1,522)	(1,428)	482
U.S. tax provision (benefit) of foreign branch income (loss)	(1,156)	333	(6,262)
State income tax provision (benefit), net of federal effect	(768)	1,968	(3,193)
U.S. tax provision on foreign earnings	—	279	7,932
Other, net	(2,934)	1,504	(5,044)
Total provision (benefit) for income taxes	$4,430	$15,974	$(43,825)

Our tax provision for 2011 and 2010 and tax benefit for 2009 reflect benefits associated with lower statutory tax rates on foreign earnings as compared with our U.S. federal statutory rate, foreign interest expense deductions and an election under U.S. Internal Revenue Code Section 338 with respect to our foreign acquisition in 2007. No foreign tax benefit was recorded for the goodwill impairment charge in 2011. During 2010 we de-recognized a reserve for an uncertain tax position due to a change in the method of depreciation for certain foreign subsidiaries. In 2009 we recorded a benefit for foreign tax credit carryforwards resulting from the election to claim foreign taxes as a credit instead of deductions on our 2007 and 2008 U.S. federal income tax returns.

Deferred tax assets and liabilities consist of the following:

	At December 31,
	2011	2010
	(in thousands)
Deferred tax assets
Loss carryforwards(1)	$61,330	$53,213
Accrued expenses	27,103	30,798
Warranty reserves	21,230	10,332
Tax credits(2)	17,481	46,801
Equity compensation	10,526	11,206
Depreciation and amortization	9,241	10,916
Pension plan benefits expense	6,677	6,897
Inventory valuation	4,252	5,254
Other deferred tax assets, net	2,654	4,162
Total deferred tax assets	160,494	179,579
Valuation allowance	(29,953)	(24,600)
Total deferred tax assets, net of valuation allowance	130,541	154,979

Deferred tax liabilities
Depreciation and amortization	(71,889)	(89,166)
Convertible debt	—	(19,844)
Tax effect of accumulated translation	(2,733)	(2,782)
Other deferred tax liabilities, net	(7,885)	(7,645)
Total deferred tax liabilities	(82,507)	(119,437)
Net deferred tax assets	$48,034	$35,542

(1)
For tax return purposes at December 31, 2011, we had U.S. federal loss carryforwards of $29.8 million that expire during the years 2020 through 2026. The remaining portion of the loss carryforwards are composed primarily of losses in various foreign jurisdictions. The majority of these losses can be carried forward indefinitely. At December 31, 2011, there was a valuation allowance of $30.0 million primarily associated with foreign loss carryforwards.

(2)
For tax return purposes at December 31, 2011, we had: (1) federal and state research and development tax credits of $28.1 million, which begin to expire in 2020; (2) alternative minimum tax credits of $2.5 million that are carried forward indefinitely; and (3) foreign tax credits of $4.9 million, which begin to expire in 2019.

We record valuation allowances to reduce deferred tax assets to the extent we believe it is more likely than not that a portion of such assets will not be realized. In making such determinations, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and our ability to carry back losses to prior years. We are required to make assumptions and judgments about potential outcomes that lie outside management’s control. Our most sensitive and critical factors are the projection, source, and character of future taxable income. Although realization is not assured, management believes it is more likely than not that deferred tax assets, net of valuation allowance, will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced or current tax planning strategies are not implemented.

Our deferred tax assets at December 31, 2011 do not include the tax effect on $53.9 million of excess tax benefits from employee stock plan exercises. Common stock will be increased by $20.4 million when such excess tax benefits reduce cash taxes payable.

We do not provide U.S. deferred taxes on temporary differences related to our foreign investments that are considered permanent in duration. These temporary differences consist primarily of undistributed foreign earnings of $42.1 million and $21.3 million at

December 31, 2011 and 2010, respectively. Foreign taxes have been provided on these undistributed foreign earnings. Determination of the amount of any unrecognized deferred income tax liability on these temporary differences are not practicable because of the complexities of the hypothetical calculation.

We are subject to income tax in the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve positions and changes to reserves that are considered appropriate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits at January 1, 2009	$37,644
Gross increase to positions in prior years	8,958
Gross decrease to positions in prior years	(4,360)
Gross increases to current period tax positions	5,471
Audit settlements	(2,032)
Effect of change in exchange rates	525
Unrecognized tax benefits at December 31, 2009	$46,206

Gross increase to positions in prior years	2,037
Gross decrease to positions in prior years	(11,700)
Gross increases to current period tax positions	13,743
Audit settlements	(2,049)
Decrease related to lapsing of statute of limitations	(4,002)
Effect of change in exchange rates	(2,060)
Unrecognized tax benefits at December 31, 2010	$42,175

Gross increase to positions in prior years	2,132
Gross decrease to positions in prior years	(16,603)
Gross increases to current period tax positions	1,866
Audit settlements	(1,871)
Decrease related to lapsing of statute of limitations	(2,888)
Effect of change in exchange rates	(74)
Unrecognized tax benefits at December 31, 2011	$24,737

	At December 31,
	2011	2010	2009
	(in thousands)
The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate	$24,451	$30,832	$46,206

We classify interest expense and penalties related to unrecognized tax liabilities and interest income on tax overpayments as components of income tax expense. The net interest and penalties expense (benefit) recognized is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Net interest and penalties expense (benefit)	$(795)	$498	$1,476

	At December 31,
	2011	2010
	(in thousands)
Accrued interest	$3,781	$4,403
Accrued penalties	2,766	3,233

We believe it is reasonably possible that our unrecognized tax benefits may decrease by approximately $10.5 million within the next twelve months due to the expiration of the statute of limitations, and completion of examinations by taxing authorities. At December 31, 2011, we are not able to reasonably estimate the timing of future cash flows relating to our uncertain tax positions.

We file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. We are subject to income tax examination by tax authorities in our major tax jurisdictions as follows:

Tax Jurisdiction	Years Subject to Audit
U.S. federal	Subsequent to 1998
France	Subsequent to 2008
Germany	Subsequent to 2005
Spain	Subsequent to 2005
United Kingdom	Subsequent to 2005
Note 12:    Commitments and Contingencies

Commitments
Operating lease rental expense for factories, service and distribution locations, offices, and equipment was as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Rental expense	$18,513	$15,530	$15,882

Future minimum lease payments at December 31, 2011, under noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

Minimum Payments
(in thousands)
2012	$13,331
2013	10,061
2014	7,715
2015	5,735
2016	5,241
Beyond 2016	6,343
Future minimum lease payments	$48,426

Rent expense is recognized straight-line over the lease term, including renewal periods if reasonably assured. We lease most of our sales and distribution locations, and administration offices. Our leases typically contain renewal options similar to the original terms with lease payments that increase based on the consumer price index.

Guarantees and Indemnifications
We are often required to obtain standby letters of credit (LOC’s) or bonds in support of our obligations for customer contracts. These standby LOC’s or bonds typically provide a guarantee to the customer for future performance, which usually covers the installation phase of a contract and may on occasion cover the operations and maintenance phase of outsourcing contracts.

Our available lines of credit, outstanding standby LOC’s, and bonds are as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
Credit facilities(1)
Multicurrency revolving line of credit	$500,000	$240,000
Long-term borrowings	(160,000)	—
Standby LOC’s issued and outstanding	(44,549)	(43,540)
Net available for additional borrowings and LOC’s	$295,451	$196,460

Unsecured multicurrency revolving lines of credit with various financial institutions
Multicurrency revolving line of credit	$67,968	$49,122
Standby LOC’s issued and outstanding	(28,733)	(21,784)
Short-term borrowings(2)	—	(66)
Net available for additional borrowings and LOC’s	$39,235	$27,272

Unsecured surety bonds in force	$139,954	$120,109

(1)	Refer to Note 6 for details regarding our secured credit facilities.

(2)	Short-term borrowings are included in “Other current liabilities” on the Consolidated Balance Sheets.

In the event any such standby LOC or bond is called, we would be obligated to reimburse the issuer of the standby LOC or bond; however, we do not believe that any outstanding LOC or bond will be called.

We generally provide an indemnification related to the infringement of any patent, copyright, trademark, or other intellectual property right on software or equipment within our sales contracts, which indemnifies the customer from and pays the resulting costs, damages, and attorney’s fees awarded against a customer with respect to such a claim provided that (a) the customer promptly notifies us in writing of the claim and (b) we have the sole control of the defense and all related settlement negotiations. We may also provide an indemnification to our customers for third party claims resulting from damages caused by the negligence or willful misconduct of our employees/agents in connection with the performance of certain contracts. The terms of our indemnifications generally do not limit the maximum potential payments. It is not possible to predict the maximum potential amount of future payments under these or similar agreements.

Legal Matters
We are subject to various legal proceedings and claims of which the outcomes are subject to significant uncertainty. Our policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the liability required, if any, for these contingencies is made after an analysis of each known issue. A liability is recorded and charged to operating expense when we determine that a loss is probable and the amount can be reasonably estimated. Additionally, we disclose contingencies for which a material loss is reasonably possible, but not probable. Liabilities recorded for legal contingencies at December 31, 2011 were not material to our financial condition or results of operations.

In 2010 and 2011, Transdata Incorporated (Transdata) filed lawsuits against three of our customers, CenterPoint Energy (CenterPoint), TriCounty Electric Cooperative, Inc. (Tri-County), and San Diego Gas & Electric Company (San Diego), as well as several other utilities, alleging infringement of three patents owned by Transdata related to the use of an antenna in a meter. Pursuant to our contractual obligations with these customers, we agreed to indemnify and defend them in these lawsuits. The complaints seek unspecified damages as well as injunctive relief. CenterPoint, Tri-County, and San Diego have denied all of the substantive allegations and filed counterclaims seeking a declaratory judgment that the patents are invalid and not infringed. In December 2011, the Judicial Panel on Multi-District Litigation consolidated all of these cases in the Western District of Oklahoma for pretrial proceedings. We believe these claims are without merit and we intend to vigorously defend our interests. We do not believe this matter will have a material adverse effect on our business or financial condition, although an unfavorable outcome could have a material adverse effect on our results of operations for the period in which such a loss would be recognized.

On February 23, 2011, a class action lawsuit was filed in U.S. Federal Court for the Eastern District of Washington alleging a violation of federal securities laws relating to a restatement of our financial results for the quarters ended March 31, June 30, and September 30, 2010. These revisions were made primarily to defer revenue that had been incorrectly recognized on one contract due to a misinterpretation of an extended warranty obligation. The effect was to reduce revenue and earnings in each of the first three quarters of the year. For the first nine months of 2010, total revenue was reduced by $6.1 million and diluted EPS was reduced by $0.11. We believe the facts and legal claims alleged are without merit and we intend to vigorously defend our interests.

In March 2011, a lawsuit was filed in the Superior Court of the State of Washington, in and for Spokane County against certain officers and directors seeking unspecified damages on behalf of Itron, Inc. The complaint alleges that the defendants breached their fiduciary obligations to Itron with respect to the restatement of Itron's financial results for the quarters ended March 31, June 30, and September 30, 2010. This lawsuit is a shareholder derivative action that purports to assert claims on behalf of Itron, Inc. Defendants believe they have valid defenses and intend to defend themselves vigorously.

In June 2011, a lawsuit was filed in the United States District Court for the Eastern District of Texas alleging infringement of three patents owned by EON Corp. IP Holdings, LLC (EON), related to two-way communication networks, network components, and related software platforms. The complaint seeks unspecified damages as well as injunctive relief. We believe these claims are without merit and we intend to vigorously defend our interests. We do not believe this matter will have a material adverse effect on our business or financial condition, although an unfavorable outcome could have a material adverse effect on our results of operations for the period in which the claim is resolved.

Warranty
A summary of the warranty accrual account activity is as follows:

	Year Ended December 31,
	2011	2010
	(in thousands)
Beginning balance	$51,283	$33,873
New product warranties	8,305	12,981
Other changes/adjustments to warranties	50,104	25,598
Reclassification from other current liabilities	—	2,878
Claims activity	(28,565)	(24,040)
Effect of change in exchange rates	(1,591)	(7)
Ending balance	79,536	51,283
Less: current portion of warranty	52,588	24,912
Long-term warranty	$26,948	$26,371

Total warranty expense is classified within cost of revenues and consists of new product warranties issued and other changes and adjustments to warranties.

Warranty expense the years ended December 31 is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Total warranty expense	$49,851	$38,579	$15,409

Warranty charges for the year ended December 31, 2011 reflect $12.6 million associated with a defective vendor supplied component, $4.7 million due to corrective actions for specific customers, and $6.6 million resulted from the identification of a specific batch of C&I meters that were manufactured with a misaligned automated solder-feeder. Warranty expense for the year ended December 31, 2011 also reflects the benefit of an $8.6 million insurance recovery associated with the settlement of product claims in Sweden in 2010. The increase in warranty expense in 2010 was primarily the result of $14.4 million recorded for arbitration claims in Sweden, which were settled in the third quarter of 2010.

Extended Warranty
A summary of changes to unearned revenue for extended warranty contracts is as follows:

	Year Ended December 31,
	2011	2010
	(in thousands)
Beginning balance	$14,637	$5,870
Unearned revenue for new extended warranties	11,099	10,308
Unearned revenue recognized	(1,233)	(1,541)
Effect of change in exchange rates	(55)	—
Ending balance	24,448	14,637
Less: current portion of unearned revenue for extended warranty	1,305	1,130
Long-term unearned revenue for extended warranty within Other long-term obligations	$23,143	$13,507

Health Benefits
We are self insured for a substantial portion of the cost of our U.S. employee group health insurance. We purchase insurance from a third party, which provides individual and aggregate stop loss protection for these costs. Each reporting period, we expense the costs of our health insurance plan including paid claims, the change in the estimate of incurred but not reported (IBNR) claims, taxes, and administrative fees (collectively, the plan costs).

Plan costs are as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Plan costs	$24,331	$20,548	$19,802

IBNR accrual, which is included in wages and benefits payable, are as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
IBNR accrual	$2,460	$2,056

Our IBNR accrual and expenses may fluctuate due to the number of plan participants, claims activity, and deductible limits. For our employees located outside of the United States, health benefits are provided primarily through governmental social plans, which are funded through employee and employer tax withholdings.
Note 13:     Restructuring

On October 26, 2011, our management announced the approval of projects to restructure our manufacturing operations to increase efficiency and lower our cost of manufacturing. Under the restructuring, we are implementing projects to close or consolidate several of our manufacturing facilities. Approximately one-third of our 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold, and operations at several other facilities will be reduced. Overall, we expect to reduce our workforce by approximately 7.5%.

We began implementing these projects in the fourth quarter of 2011, and we expect to substantially complete these projects by the end of 2013. Certain projects are subject to a variety of labor and employment laws, rules, and regulations, which could result in a delay in implementing projects at some locations. Future real estate market conditions may impact the timing of our ability to sell some of the manufacturing facilities we have designated for closure and disposal. This may delay the completion of the restructuring projects beyond 2013.

The total expected, recognized, and remaining restructuring related costs as of December 31, 2011 are as follows:

	Total Expected Costs	Costs Recognized	Remaining Costs to be Recognized
	(in thousands)
Employee severance costs	$52,031	$42,530	$9,501
Asset impairments	25,547	25,144	403
Other restructuring costs	7,913	408	7,505
Total	$85,491	$68,082	$17,409

Segments:
Energy	$62,603	$51,873	$10,730
Water	17,491	15,321	2,170
Corporate unallocated	5,397	888	4,509
Total	$85,491	$68,082	$17,409

Costs associated with restructuring activities are generally presented in the Consolidated Statements of Operations as "Restructuring," except for certain costs associated with inventory write-downs, which are classified within "Cost of revenues," and accelerated depreciation expense, which is recognized according to the use of the asset.

Asset impairments are determined at the asset group level. Assets held for sale are classified within other current assets and are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated or amortized.

During the fourth quarter of 2011, as part of our restructuring plans, within our Water operating segment, we classified a small facility and the long-lived assets associated with the business as held for sale. As a result, approximately $3.6 million from property, plant, and equipment, $2.6 million from intangible assets, and $6.7 million from goodwill were transferred to "Other current assets" as of December 31, 2011. The carrying value of these assets was reduced by $12.1 million and charged to restructuring expense to reflect the estimated selling price less costs to sell.

For our Water operating segment, we also recognized an impairment charge of $328,000 related to property, plant and equipment to be disposed of, which are not classified as held for sale.

Asset impairments within our Energy operating segment include:

1.	Impairments of $7.8 million on the land and buildings at three manufacturing sites, each designated as an asset group and classified as held and used;

2.	Impairments of $3.9 million of machinery and equipment, computers, and purchased software to be disposed of; and

3.	Impairments of $1.0 million of goodwill associated with a business to be sold.

The following table summarizes the activity within the restructuring related balance sheet accounts during the year ended December 31, 2011:

	Accrued Employee Severance	Asset Impairments & Net Gain (Loss) on Sale or Disposal	Other Accrued Costs	Total
	(in thousands)
Beginning balance, January 1	$—	$—	$—	$—
Costs incurred and charged to expense	42,530	25,144	408	68,082
Cash payments	(12,798)	—	(8)	(12,806)
Non-cash items	—	(25,144)	—	(25,144)
Effect of change in exchange rates	(1,564)	—	(1)	(1,565)
Ending balance, December 31	$28,168	$—	$399	$28,567

The current and long-term portions of the restructuring related liability balance as of December 31, 2011 were $25.6 million and $3.0 million, which are classified within "Other current liabilities" and "Other long-term liabilities", respectively, on the Consolidated Balance Sheets.

In conjunction with our restructuring projects, certain long-lived assets have been impaired and are recognized at fair value in the consolidated balance sheets. The following table includes long-lived assets held for sale and long-lived assets held and used that were measured at fair value on a nonrecurring basis as of December 31, 2011, and the related recognized losses for the year ended December 31, 2011:

	Net Carrying Value	Fair Value Measurement (Level 3)	Total Loss Recognized
	(in thousands)
Long-lived assets held for sale	$898	$898	$13,151
Long-lived assets held and used	8,558	8,558	7,754
			$20,905

Long-lived assets held for sale encompass two disposal groups, each representing a business. Long lived assets consist of land, building, machinery and equipment, intangible assets, and goodwill. The fair value of the disposal groups was determined based on the expected proceeds from their pending sales. Selling costs for these business are not material. Goodwill in the amount of $7.7 million associated with these businesses was fully impaired, which is included in the total loss recognized. The net book value of intangible assets totaling $2.6 million was substantially impaired and included in the loss recognized.

Long-lived assets held and used consist of land and buildings. The fair value of these assets was determined based on the market approach using similar properties in their respective geographies.

We expect to achieve annualized cost savings of approximately $30 million by the end of 2013. In 2012, we anticipate annualized savings of approximately $15 million. Revenues and net operating income from the activities we will exit are not material to our operating segments or consolidated results.
Note 14:     Shareholders’ Equity
Shareholder Rights Plan
On November 4, 2002, the Board of Directors authorized the implementation of a Shareholder Rights Plan and declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock, without par value. The Rights will separate from the common stock and become exercisable following the earlier of (i) the close of business on the tenth business day after a public announcement that a person or group (including any affiliate or associate of such person or group) has acquired beneficial ownership of 15% or more of the outstanding common shares and (ii) the close of business on such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding common shares, which could result in the offeror becoming the beneficial owner of 15% or more of the outstanding common shares (the earlier of such dates being the distribution date). After the distribution date, each Right will entitle the holder to purchase, for $160, one one-hundredth (1/100) of a share of Series R Cumulative Participating Preferred Stock of the Company (a Preferred Share) with economic terms similar to that of one common share.
In the event a person or group becomes an acquiring person, the Rights will entitle each holder of a Right to purchase, for the purchase price, that number of common shares equivalent to the number of common shares, which at the time of the transaction would have a market value of twice the purchase price. Any Rights that are at any time beneficially owned by an acquiring person will be null and void and nontransferable and any holder of any such Right will be unable to exercise or transfer any such Right. If, at any time after any person or group becomes an acquiring person, we are acquired in a merger or other business combination with another entity, or if 50% or more of its assets or assets accounting for 50% or more of its net income or revenues are transferred, each Right will entitle its holder to purchase, for the purchase price, that number of shares of common stock of the person or group engaging in the transaction having a then current market value of twice the purchase price. At any time after any person or group becomes an acquiring person, but before a person or group becomes the beneficial owner of more than 50% of the common shares, the Board of Directors may elect to exchange each Right for consideration per Right consisting of one-half of the number of common shares that would be issuable at such time on the exercise of one Right and without payment of the purchase price. At any time prior to any person or group becoming an acquiring person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment as provided in the Rights Agreement. The Rights are not exercisable until the distribution date and will expire on December 11, 2012, unless earlier redeemed or exchanged by us.

The terms of the Rights and the Rights Agreement may be amended without the approval of any holder of the Rights, at any time prior to the distribution date. Until a Right is exercised, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to vote or receive dividends. In order to preserve the actual or potential economic value of the Rights, the number of Preferred Shares or other securities issuable upon exercise of the Right, the purchase price, the redemption price, and the number of Rights associated with each outstanding common share are all subject to adjustment by the Board of Directors pursuant to certain customary antidilution provisions. The Rights distribution should not be taxable for federal income tax purposes. Following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Stock Repurchase Plan
On October 24, 2011, our Board of Directors authorized a twelve-month repurchase program of up to $100 million of our common stock, which will expire on October 23, 2012. Repurchases are made in the open market or in privately negotiated transactions, and in accordance with applicable securities laws. Refer to Note 18 for additional disclosures on our stock repurchase plan.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) is reflected as a net increase (decrease) to shareholders’ equity and is not reflected in our results of operations. The changes in the components of accumulated other comprehensive income (loss), net of tax, were as follows:

	Foreign Currency Translation Adjustments	Net Unrealized Gain (Loss) on Derivative Instruments		Net Unrealized Gain (Loss) on Nonderivative Instruments		Pension Plan Benefit Liability Adjustments	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balances at December 31, 2008	$57,173	$(10,797)		$(18,975)		$6,692	$34,093
Current period other comprehensive income (loss)	40,992	1,836	—	(2,364)	—	(3,427)	37,037
Balances at December 31, 2009	$98,165	$(8,961)		$(21,339)		$3,265	$71,130

Current period other comprehensive income (loss)	(124,191)	4,441		15,825		(2,179)	(106,104)
Balances at December 31, 2010	$(26,026)	$(4,520)		$(5,514)		$1,086	$(34,974)

Current period other comprehensive income (loss)	1,308	4,520		(8,866)		852	(2,186)
Balances at December 31, 2011	$(24,718)	$—		$(14,380)		$1,938	$(37,160)

The before-tax amount, income tax (provision) benefit, and net-of-tax amount related to each component of other comprehensive income (loss) during the reporting periods were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Before-tax amount
Foreign currency translation adjustment	$1,101	$(121,031)	$47,706
Net unrealized gain (loss) on derivative instruments designated as cash flow hedges	3,054	(4,541)	(11,023)
Net unrealized gain (loss) on a nonderivative net investment hedging instrument	(14,278)	25,760	(3,866)
Net hedging (gain) loss reclassified into net income (loss)	4,200	11,829	13,975
Pension plan benefits liability adjustment	717	(3,074)	(4,533)
Total other comprehensive income (loss), before tax	(5,206)	(91,057)	42,259

Tax (provision) benefit
Foreign currency translation adjustment	207	(3,160)	(6,714)
Net unrealized gain (loss) on derivative instruments designated as cash flow hedges	(1,145)	1,611	4,247
Net unrealized gain (loss) on a nonderivative net investment hedging instrument	5,412	(9,935)	1,502
Net hedging (gain) loss reclassified into net income (loss)	(1,589)	(4,458)	(5,363)
Pension plan benefits liability adjustment	135	895	1,106
Total other comprehensive income (loss) tax (provision) benefit	3,020	(15,047)	(5,222)

Net-of-tax amount
Foreign currency translation adjustment	1,308	(124,191)	40,992
Net unrealized gain (loss) on derivative instruments designated as cash flow hedges	1,909	(2,930)	(6,776)
Net unrealized gain (loss) on a nonderivative net investment hedging instrument	(8,866)	15,825	(2,364)
Net hedging (gain) loss reclassified into net income (loss)	2,611	7,371	8,612
Pension plan benefits liability adjustment	852	(2,179)	(3,427)
Total other comprehensive income (loss), net of tax	$(2,186)	$(106,104)	$37,037
Note 15:    Fair Values of Financial Instruments

The fair values at December 31, 2011 and 2010 do not reflect subsequent changes in the economy, interest rates, tax rates, and other variables that may affect the determination of fair value.

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets		(in thousands)
Cash and cash equivalents	$133,086	$133,086	$169,477	$169,477
Foreign exchange forwards	241	241	63	63

Liabilities
2011 credit facility
USD denominated term loan	$292,502	$296,856	$—	$—
Multicurrency revolving line of credit	160,000	163,269	—	—
2007 credit facility
USD denominated term loan	—	—	218,642	219,462
EUR denominated term loan	—	—	174,031	174,684
Convertible senior subordinated notes	—	—	218,268	236,461
Interest rate swaps	—	—	6,820	6,820
Foreign exchange forwards	222	222	457	457

The following methods and assumptions were used in estimating fair values:
Cash and cash equivalents: Due to the liquid nature of these instruments, the carrying value approximates fair value.

2011 Credit Facility - term loan and multicurrency revolving line of credit: The term loan and revolver, which we entered into on August 5, 2011, are not traded publicly. The fair value is calculated using a discounted cash flow model with significant inputs that are corroborated by observable market data, including estimates of incremental borrowing rates for debt with similar terms, maturities, and credit profiles. Refer to Note 6 for a further discussion of our debt.
2007 Credit Facility - term loans: On August 8, 2011, we repaid the remaining balance on our 2007 credit facility using proceeds from our 2011 credit facility. At December 31, 2010, the fair value was based on quoted prices from recent trades of the term loans. Refer to Note 6 for a further discussion of our debt.
Convertible senior subordinated notes: During 2011, the convertible notes were repurchased and redeemed using a combination of cash on hand and borrowings under our credit facilities. At December 31, 2010, the fair value was based on quoted prices from recent broker trades of the convertible notes. Refer to Note 6 for a further discussion of our debt.
Derivatives: Refer to Note 7 for a description of our methods and assumptions in determining the fair value of our derivatives, which were determined using fair value measurements of significant other observable inputs (Level 2).
Note 16:    Segment Information

As part of the global reorganization we announced in the first quarter of 2011, Itron is now managed and reporting under two operating segments, Energy and Water. A transition to the new organizational structure, including changes to operations and financial and operational management systems, was completed in the first quarter of 2012. Therefore, financial reporting as of December 31, 2011 and all prior period segment information has been restated to reflect our new operating segments, Energy and Water.

The Energy operating segment includes our global electricity and gas businesses, while the Water operating segment includes our global water and heat businesses.

We have three measures of segment performance: revenue, gross profit (margin), and operating income (margin). Our operating segments have distinct products, and therefore intersegment revenues are minimal. Corporate operating expenses, interest income, interest expense, other income (expense), and income tax provision (benefit) are not allocated to the segments, nor included in the measure of segment profit or loss. In addition, we allocate only certain production assets and intangible assets to our operating segments. We do not manage the performance of the segments on a balance sheet basis.

Due to a decline in our market capitalization in September 2011, an impairment test of goodwill was performed as of September 30, 2011, instead of our October 1 testing date, resulting in a goodwill write-down of $584.8 million during 2011. The goodwill impairment was associated with two reporting units, Electricity from the Energy operating segment and Water.

Segment Products

Energy
Standard electricity (electromechanical and electronic) and gas meters; advanced electricity and gas meters and communication modules; smart electricity meters; smart electricity and gas communication modules; prepayment systems, including smart key, keypad, and smart card communication technologies; advanced systems including handheld, mobile, and fixed network collection technologies; smart network technologies; meter data management software; knowledge application solutions; and professional services including implementation, installation, consulting, and analysis.

Water
Standard water and heat meters; advanced and smart water meters and communication modules; advanced systems including handheld, mobile, and fixed network collection technologies; meter data management software; knowledge application solutions; and professional services including implementation, installation, consulting/analysis, and system management.

Revenues, gross profit, and operating income associated with our segments were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues
Energy	$1,912,427	$1,801,342	$1,264,047
Water	521,697	457,929	423,400
Total Company	$2,434,124	$2,259,271	$1,687,447

Gross profit
Energy	$578,575	$541,900	$382,657
Water	167,883	158,775	157,306
Total Company	$746,458	$700,675	$539,963

Operating income (loss)
Energy	$(112,831)	$184,163	$29,914
Water	(303,772)	43,611	44,630
Corporate unallocated	(42,580)	(43,577)	(29,517)
Total Company	(459,183)	184,197	45,027
Total other income (expense)	(42,583)	(59,752)	(92,302)
Income (loss) before income taxes	$(501,766)	$124,445	$(47,275)

For the year ended December 31, 2011, no single customer represented more than 10% of total Company or the Water operating segment revenues, and one customer accounted for more than 10% of the Energy operating segment revenues.

For the year ended December 31, 2010, one customer from the Energy operating segment accounted 11% of total Company revenues, and two customers each accounted for more than 10% of the Energy operating segment revenues. No single customer represented more than 10% of the Water operating segment revenues in 2010.

For the year ended December 31, 2009, no single customer represented more than 10% of total Company or operating segment revenues.

Revenues by region were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
United States and Canada	$1,182,775	$1,168,523	$606,472
Europe, Middle East, and Africa (EMEA)	899,642	803,154	852,343
Other	351,707	287,594	228,632
Total revenues	$2,434,124	$2,259,271	$1,687,447

Property, plant, and equipment, net, by geographic area were as follows:

	At December 31,
	2011	2010	2009
	(in thousands)
United States	$107,153	$115,499	$116,081
Outside United States	155,517	183,743	202,136
Total property, plant, and equipment, net	$262,670	$299,242	$318,217

Depreciation and amortization expense associated with our segments was as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Energy	$97,135	$97,827	$114,030
Water	32,313	33,376	41,698
Corporate Unallocated	18	2	9
Total Company	$129,466	$131,205	$155,737
Note 17: Quarterly Results (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(in thousands, except per common share and stock price data)
2011
Statement of operations data:
Revenues	$563,691	$612,401	$615,555	$642,477	$2,434,124
Gross profit	184,978	191,951	176,996	192,533	746,458
Net income (loss) attributable to Itron, Inc.	27,120	34,436	(517,082)	(54,631)	(510,157)

Earnings (loss) per common share - Basic	$0.67	$0.85	$(12.70)	$(1.35)	$(12.56)
Earnings (loss) per common share - Diluted	$0.66	$0.84	$(12.70)	$(1.35)	$(12.56)

Stock Price:
High	64.04	55.99	49.40	38.49	64.04
Low	51.12	46.68	29.50	27.52	27.52

2010
Statement of operations data:
Revenues	$497,623	$567,339	$573,651	$620,658	$2,259,271
Gross profit	157,667	174,668	182,363	185,977	700,675
Net income (loss) attributable to Itron, Inc.	25,250	25,311	27,639	26,570	104,770

Earnings (loss) per common share - Basic	$0.63	$0.63	$0.68	$0.66	$2.60
Earnings (loss) per common share - Diluted	$0.62	$0.61	$0.68	$0.65	$2.56

Stock Price:
High	75.96	81.95	66.87	67.58	81.95
Low	59.12	61.60	52.05	52.03	52.03

During 2011, we incurred a goodwill impairment charge of $584.8 million. In addition, restructuring projects were approved to increase efficiency and lower our cost of manufacturing, for which we incurred costs of $68.1 million in 2011. Refer to Note 5 and Note 13 for further disclosures on the goodwill impairment and restructuring charges, respectively.

Note 18:    Subsequent Events

Stock Repurchase
Subsequent to December 31, 2011 and through February 16, 2012, we repurchased 282,090 shares of our common stock, including 60,200 shares executed during December 2011 but settled in January 2012, under the stock repurchase program authorized by the Board of Directors on October 24, 2011. The average price paid per share was $37.56.

Business Acquisition
On February 15, 2012, we signed an Agreement and Plan of Merger (Merger Agreement) with SmartSynch, Inc. (SmartSynch). SmartSynch is a provider of point-to-point smart grid solutions that utilize cellular networks for communications. We have partnered with SmartSynch for more than a decade, delivering integrated solutions to some of our largest smart grid customers. Our technologies are complementary and together provide options to tailor solutions for multiple customer scenarios.

The estimated total purchase price of SmartSynch is approximately $100 million in cash. Completion of this acquisition is expected in the second quarter of 2012.